UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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ARKANSAS BEST CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ARKANSAS BEST

CORPORATION

Notice of

Annual Meeting

&

Proxy Statement

2012

ARKANSAS BEST

CORPORATION

Notice of
Annual Meeting of Stockholders
Arkansas Best Corporation

To Be Held on April 24, 2012

To the Stockholders of Arkansas Best Corporation:

You are cordially invited to attend the Annual Meeting of Stockholders of Arkansas Best Corporation (the “Company”) on Tuesday, April 24, 2012 at 8:00 a.m. (CDT) at the principal offices of the Company located at 3801 Old Greenwood Road, Fort Smith, Arkansas 72903. In addition to this notice, enclosed are a proxy card and a proxy statement containing information about the following matters to be acted upon at the meeting:

I.	To elect eight directors for a one-year term to expire at the 2013 Annual Meeting of Stockholders;

II.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2012;

III.	To conduct an advisory vote on executive compensation; and

IV.	To act upon such other matters as may properly be brought before the meeting affecting the business and affairs of the Company.

Only stockholders of record at the close of business on February 24, 2012 are entitled to notice of and to vote at the meeting or any adjournment(s) or postponement(s) thereof. Whether or not you plan to attend the meeting, please complete, sign, date and return the enclosed proxy card or follow the instructions on the proxy card and vote by Internet or by telephone as promptly as possible. It is important that your shares be represented at the meeting.

The Board of Directors urges you to sign and date your enclosed proxy card and promptly return it in the enclosed pre-addressed, postage-paid envelope or follow the instructions on the proxy card and vote by Internet or by telephone, even if you are planning to attend the meeting. Many of the Company’s stockholders hold their shares in “street-name” in the name of a brokerage firm or bank. If you hold your shares in “street-name,” please note that only your brokerage firm or bank can sign a proxy on your behalf. Accordingly, you must provide voting instructions to your brokerage firm or bank in order for your shares to be voted on any matter on which your brokerage firm or bank does not have discretionary authority to vote for you. The Board of Directors urges you to contact the person responsible for your account today and instruct them to execute a proxy considering the recommendations of the Board which are described in this Proxy Statement.

Please note that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you will not be permitted to vote in person at the meeting unless you first obtain a legal proxy issued in your name from the record holder.

By Order of the Board of Directors, February 29, 2012.

Robert A. Young III	Judy R. McReynolds
Chairman of the Board	President–Chief Executive Officer

3801 OLD GREENWOOD ROAD / P.O. BOX 10048 / FORT SMITH, ARKANSAS 72917-0048 / 479-785-6000

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ARKANSAS BEST

CORPORATION

Important Notice Regarding the Availability of Proxy
Materials for the Stockholder Meeting

To Be Held on April 24, 2012

The proxy statement, proxy card and 2011 Annual Report on Form 10-K to stockholders are available at www.arkbest.com.

The 2012 Annual Meeting of Stockholders of Arkansas Best Corporation (the “Company”) will be held on Tuesday, April 24, 2012 at 8:00 a.m. (CDT) at the principal offices of the Company located at 3801 Old Greenwood Road, Fort Smith, Arkansas 72903. To obtain directions to attend the Annual Meeting and to vote in person, contact the Company’s Investor Relations Department at toll-free telephone number 800-961-9744, email address invrel@arkbest.com or through the Company Web site www.arkbest.com.

The matters intended to be acted upon at the Annual Meeting are:

I.	Election of eight directors for a one-year term to expire at the 2013 Annual Meeting of Stockholders;

John W. Alden
Fred A. Allardyce
William M. Legg
Judy R. McReynolds
John H. Morris
Craig E. Philip
Steven L. Spinner
Robert A. Young III

II.	Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2012;

III.	Advisory vote on executive compensation; and

IV.	Consideration of such other matters as may properly be brought before the meeting affecting the business and affairs of the Company.

The Board of Directors recommends a vote “FOR” each of the nominees for election to the Board, “FOR” the ratification of the appointment of the Company’s independent registered public accounting firm, and “FOR” the approval of the compensation of the Company’s named executive officers.

The following proxy materials are being made available at the Web site location specified above:

•                  The proxy statement for the 2012 Annual Meeting of Stockholders

•                  The 2011 Annual Report on Form 10-K

•                  The form of proxy card being distributed to stockholders in connection with the 2012 Annual Meeting of Stockholders

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ARKANSAS BEST

CORPORATION

Proxy Statement

This Proxy Statement is furnished to the stockholders of Arkansas Best Corporation (“ABC” or the “Company”) in connection with the solicitation of proxies on behalf of the ABC Board of Directors (the “Board”) to be voted at the Annual Meeting of Stockholders (“Annual Meeting”) to be held on April 24, 2012 at 8:00 a.m. (CDT) at the principal offices of the Company for the purposes set forth in this Proxy Statement. This Proxy Statement, the Notice of Annual Meeting, the related proxy card, and the 2011 Annual Report on Form 10-K to Stockholders are being mailed to stockholders beginning on or about March 14, 2012. ABC’s principal place of business is at 3801 Old Greenwood Road, Fort Smith, Arkansas 72903, and its telephone number is 479-785-6000.

Record Date

The Board has fixed the close of business on February 24, 2012 as the record date for the 2012 Annual Meeting. Only stockholders of record on that date are entitled to vote at the meeting in person or by proxy.

Proxies

Registered stockholders may vote their shares of Common Stock by proxy or in person at the meeting. To vote by proxy, registered stockholders must either: (i) visit the Web site designated on the proxy card to submit their proxy on the Internet; (ii) call the toll-free number set forth on the proxy card to submit their proxy telephonically; or (iii) mail their signed and dated proxy card in the envelope provided. Beneficial stockholders should follow the instructions that they receive from their bank, broker or other nominee to have their shares voted.

The proxies named on the enclosed proxy card were appointed by the Board to vote the shares represented by the proxy card. Upon receipt by the Company of either a submitted Internet or telephone vote or a properly signed and dated proxy card, the shares represented thereby will be voted in accordance with the stockholder’s instructions. If a stockholder does not vote either by Internet, telephone or returning a signed proxy card, his or her shares cannot be voted by proxy. Stockholders voting by returning a paper proxy card are urged to mark the ovals on the proxy card to show how their shares are to be voted. If a stockholder returns a signed proxy card without marking the ovals, the shares represented by the proxy card will be voted as recommended by the Board herein and in the proxy card. The proxy also confers discretionary authority to the proxy holders to vote on any other matter not presently known to the Company that may properly come before the meeting.

Registered stockholders may revoke their proxy at any time before the shares are voted at the 2012 Annual Meeting by: (i) timely submitting a proxy with new voting instructions, using the Internet or telephone voting system; (ii) voting in person at the 2012 Annual Meeting by completing a ballot; however, attending the meeting without completing a ballot will not revoke any previously submitted proxy; (iii) timely delivery of a valid, duly executed proxy card bearing a later date; or (iv) delivery of written notice of revocation to the Secretary of the Company at 3801 Old Greenwood Road, Fort Smith, Arkansas 72903, by 5:00 p.m. (CDT), on or before Monday, April 23, 2012. Beneficial stockholders may change their votes by submitting new voting instructions to their bank, broker or other nominee in accordance with that entity’s procedures.

Voting Shares

On the record date, there were 25,448,815 shares of the Company’s Common Stock outstanding and entitled to vote (“Common Stock”). Each share of Common Stock is entitled to one vote. The holders in person or by proxy of a majority of the total number of shares of Common Stock shall constitute a quorum for purposes of the 2012 Annual Meeting. If stockholders holding the number of shares of Common Stock necessary for a quorum shall fail to be present in person or by proxy at the time and place fixed for any meeting, the holders of a majority of the shares entitled to vote who are represented in person or by proxy may adjourn the meeting from time to time, until a quorum is present, and at any such adjourned meeting at which a quorum is present, any business may be transacted which might have been transacted at the original meeting. Votes are tabulated by the inspector of elections, Wells Fargo Bank, N.A.

If you hold your shares in “street name,” you will receive instructions from your brokers or other nominees describing how to vote your shares. If you do not instruct your brokers or nominees how to vote your shares, they may vote your shares as they decide as to each matter for which they have discretionary authority under the rules of the New York Stock Exchange. For Proposal II (Ratification of Appointment of Independent Registered Public Accounting Firm) to be voted on at the annual meeting, brokers and other nominees will have discretionary authority in the absence of timely instructions from you.

There are also non-discretionary matters for which brokers and other nominees do not have discretionary authority to vote unless they receive timely instructions from you. For Proposal I (Election of Directors) and Proposal III (Advisory Vote on Executive Compensation) to be voted on at the Annual Meeting, you must provide timely instructions on how the broker or other nominee should vote your shares. When a broker or other nominee does not have discretion to vote on a particular matter and you have not given timely instructions to the broker or other nominee on how that broker or nominee should vote your shares, a “broker non-vote” results. Although any broker non-vote would be counted as present at the meeting for purposes of determining a quorum, it would be treated as not entitled to vote with respect to non-discretionary matters.

Abstentions occur when stockholders are present at the annual meeting but fail to vote or voluntarily withhold their vote for any of the matters upon which the stockholders are voting.

Election of Directors. Directors are elected by a plurality of the votes of the shares of Common Stock present in person or by proxy and entitled to vote on the election of directors. Under Delaware law, votes that are withheld from a director’s election will be counted toward a quorum but will not affect the outcome of the vote on the election of a director. Broker non-votes will not be taken into account in determining the outcome of the election.

Other Matters.  The required vote to approve any matter other than the election of directors is the affirmative vote by the holders of a majority of the total number of shares of Common Stock present in person or by proxy and entitled to vote on the matter.

Proposal II.  With respect to Proposal II, the ratification of the appointment of the Company’s independent registered public accounting firm, an abstention is treated as entitled to vote and, therefore, has the same effect as voting “against” the proposal.

Proposal III.  With respect to Proposal III, an abstention is treated as entitled to vote and, therefore, has the same effect as voting “against” such proposal. For purposes of Proposal III, broker non-votes are not treated as entitled to vote and, therefore, are not counted for purposes of determining whether a majority has been achieved. Proposal III is a non-binding advisory vote. However, the Board and the Compensation Committee will consider the outcome of the vote on Proposal III when considering future executive compensation decisions.

Unless otherwise instructed or unless authority to vote is withheld, the enclosed proxy card will be voted for the election of each of the director nominees; the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2012; and for the approval, on an advisory basis, of the compensation of the Company’s Named Executive Officers.

Proposal I. Election of Directors

The Board of Directors recommends a vote “FOR” Proposal I.

The Board has designated John W. Alden, Fred A. Allardyce, William M. Legg, Judy R. McReynolds, John H. Morris, Craig E. Philip, Steven L. Spinner and Robert A. Young III as nominees for election as Directors of the Company at the Annual Meeting (each a “Nominee”). Each Nominee is currently a Director of the Company. If elected, each Nominee will serve until the expiration of his/her term at the Annual Meeting in 2013 and until his/her successor is elected and qualified or until his/her earlier death, resignation or removal from office.

Each Nominee has indicated his/her willingness to serve as a member of the Board, if elected. If, for any reason not presently known, any of Messrs. Alden, Allardyce, Legg, Morris, Philip, Spinner, Young or Ms. McReynolds are unable or unwilling to serve if elected, your proxy card may be voted for the election in his/her stead of a substitute nominee designated by the Board or a committee thereof, unless the proxy withholds authority to vote for the Nominee.

Assuming the presence of a quorum, to be elected, a Nominee must receive the affirmative vote of the holders of a plurality of the shares of Common Stock voted on Proposal I, in person or by proxy, at the 2012 Annual Meeting. Unless otherwise instructed or unless authority to vote is withheld, the enclosed proxy card will be voted for the election of each of the Nominees.

Directors of the Company

The following information relates to the Nominees named above. The information includes the publicly traded company directorships and certain other directorships held by each Director for the past five years and the specific experience, qualifications, attributes and skills that each Director possesses that led to the conclusion that the person should serve as a Director of the Company. There are no family relationships among Directors and executive officers of the Company or its subsidiaries.

Nominees for Election at the 2012 Annual Meeting, Term Will Expire at the 2013 Annual Meeting

JOHN W. ALDEN, age 70, has been a Director of the Company since May 2005. Mr. Alden retired as Vice Chairman of United Parcel Service of America, Inc. (“UPS”) in 2000. From 1988 until his retirement from UPS, he served as a Director of UPS. Mr. Alden worked for UPS for 35 years in various capacities. Currently, Mr. Alden is also a Director of Barnes Group, Inc., Dun & Bradstreet Corporation and Silgan Holdings, Inc.

Key Attributes, Experience and Skills

As Vice Chairman and Senior Vice President–Business Development of UPS, Mr. Alden led a global public transportation company and served on a public company board. Through his 35 years at UPS, he gained expertise in the areas of sales and marketing, operations, customer service, management, senior management, business development and public company board strategic planning and oversight. Mr. Alden, Chairman of the Board’s Nominating/Corporate Governance Committee and a member of the Compensation Committee, has served on seven boards over the past 20 years.

FRED A. ALLARDYCE, age 70, has been a Director of the Company and the Board’s Audit Committee Financial Expert since February 2004. Mr. Allardyce has been Chairman and Chief Executive Officer of Advanced Breath Diagnostics since March 2000 and Chairman of Monitor Instruments since September 2000. Advanced Breath Diagnostics is a development-stage medical diagnostic company and Monitor Instruments is a development-stage scientific instrument company. From 1977 through 1999, he was employed by American Standard Inc., a publicly traded company, where he served in the following positions: Senior Vice President–Medical Products from January 1998 until November 1999; Chief Financial Officer from 1992 to 1997; Controller from 1983 to 1991; and Assistant Controller from 1977 to 1982. He also served in various financial-related capacities for Joseph E. Seagram & Sons from 1972 to 1977 and at Continental Oil Company from 1965 to 1972. Mr. Allardyce earned a B.A. in Economics from Yale University and an M.B.A. from the University of Chicago Graduate School of Business, where he was the recipient of the Institute of Professional Accountants Fellowship. Mr. Allardyce was chairman in fiscal 1999-2000 of Financial Executives International, a 15,000-member organization of financial leaders.

Key Attributes, Experience and Skills

Mr. Allardyce has extensive accounting and auditing experience in public and private organizations and has a strong background in financial controls and reporting, financial management, financial analysis, acquisitions, entrepreneurship and investment banking, including finance and private equity. A former chief financial officer and controller of a public company, his skills also include preparing financial reports, maintaining internal controls and overseeing financial reporting. Mr. Allardyce is Chairman of the Board’s Audit Committee and is the Board-Designated Audit Committee Financial Expert.

WILLIAM M. LEGG, age 67, has been a Director of the Company since April 2002. He retired from Deutsche Banc Alex.Brown (“Alex.Brown”), an investment banking firm, as Managing Director in 2002. During his 31 years at Alex.Brown, he served as Head of Alex.Brown’s Transportation Group and Co-Head of Alex.Brown and Sons, Inc.’s Corporate Finance Department. Mr. Legg and his group executed initial public offerings for many logistics companies including: Viking Freight, MS Carriers, Werner Enterprises, J.B. Hunt, Swift, Old Dominion, CH Robinson and Hub Group. Mr. Legg worked on transportation-related transactions for Deutsche Post, PepsiCo, ARA Services, Transport Development Group and the Company. Mr. Legg earned a B.A. from Trinity College and an M.B.A from Loyola College. Prior to joining Alex.Brown in 1971, he served as an officer in the United States Navy.

Key Attributes, Experience and Skills

Mr. Legg brings to the Board significant investment banking experience, including finance, private equity, merger and acquisition, capital structure and strategic planning. His contributions to the Board include in-depth knowledge of transportation companies and industry subsets. His years in transportation-related finance bring valuable analytical transportation knowledge to the Board. Mr. Legg has experience in executive compensation, governance and director nomination matters. He is the Board’s Compensation Committee Chairman and is a member of the Nominating/Corporate Governance Committee.

JUDY R. MCREYNOLDS, age 49, has been a Director of the Company and President and Chief Executive Officer since January 1, 2010. She served as Senior Vice President–Chief Financial Officer and Treasurer from February 2006 through December 2009. She was Vice President–Controller of ABC from January 2000 until January 31, 2006. She previously served as the Controller of the Company from July 1998 until December 1999. Ms. McReynolds joined the Company as Director of Corporate Accounting in June 1997. Ms. McReynolds has been a member of the Board of Directors of OGE Energy Corp. since July 2011 and serves on its Compensation Committee and Nominating and Governance Committee.

Key Attributes, Experience and Skills

As the only member of the Company’s senior management who serves on the Board of Directors, Ms. McReynolds provides significant industry-specific experience and unique expertise on both Arkansas Best Corporation and ABF Freight System, Inc. services, resulting from a 14-year tenure with the Company and 22 years of financial experience in the less-than-truckload (“LTL”) and truckload trucking industry.  Her experience as Chief Financial Officer, controller, CPA, and currently as Chief Executive Officer have contributed to the Board’s insights in LTL and truckload transportation knowledge, labor and pension matters, investment and corporate banking, financial analysis, appropriate capital structures and stockholder value.

JOHN H. MORRIS, age 68, has been a Director of the Company since July 1988 and was a Director of Treadco, Inc. from June 1991 to June 1999. Mr. Morris was affiliated with StoneCreek Capital, a private equity firm, from 1992 to 2008. Mr. Morris served as a Managing Director of Kelso & Company, Inc., a private equity firm, from March 1989 to March 1992; was a General Partner from 1987 to March 1989; and prior to 1987, was a Vice President. Prior to 1985, Mr. Morris was President of LBO Capital Corp. Previous work experience includes Booz, Allen and Hamilton; three years with the First National Bank of Atlanta; and nine years with Touche Ross & Co., a predecessor of Deloitte and Touche, as a management consultant. After leaving Touche Ross, he joined Kelso & Company, a boutique private equity firm in 1982. While with Kelso, he was responsible for several large buyouts, including Spectramed, IHOP, Arkansas Best Corporation, and Landstar Systems, and served on the committee that approved all Kelso acquisitions. Mr. Morris’ public board experience includes, in addition to Arkansas Best

Corporation and Treadco, Inc., Spectramed, Inc. and Landstar Systems. Mr. Morris received a Bachelor of Industrial Engineering degree from Georgia Tech and an M.B.A. in Finance from Georgia State University. He received a CPA Certificate from the State of Georgia in 1974.

Key Attributes, Experience and Skills

Mr. Morris has extensive experience in mergers and acquisitions, including the analysis of acquisitions, private equity investing and business and financial structures. He has other public transportation company-related board service as described above. Knowledgeable in investment banking and LTL transportation, Mr. Morris has provided consulting services to companies over the past 11 years and has been involved in more than 40 acquisitions through his roles at Kelso & Co. and StoneCreek Capital. Currently a member of the Board’s Nominating/Corporate Governance Committee and the Audit Committee, Mr. Morris’ Board expertise also includes the area of executive and director compensation, corporate governance, director nominations and audit.

DR. CRAIG E. PHILIP, age 58, has been a Director of the Company since August 2011. Dr. Philip is President and Chief Executive Officer of Ingram Barge Company. He was named President of Ingram Barge in 1994 and its Chief Executive Officer in 1999. Dr. Philip began his transportation career with Conrail in 1980, working for Ingram Barge from 1982 until 1987 and serving as Vice President of the Intermodal Division of South Pacific Railroad, before returning to Ingram Barge in 1991. He has held adjunct faculty positions at Princeton University and at Vanderbilt University. Dr. Philip holds Master’s and Doctorate degrees in Engineering from the Massachusetts Institute of Technology and an undergraduate degree in Civil Engineering from Princeton University.

Key Attributes, Experience and Skills

Dr. Philip’s career in the marine, rail and intermodal industries spans more than 30 years. He provides the Board with a unique blend of leadership experience in various modes of freight transportation, in combination with experience in industrial marketing and strategic planning. Dr. Philip currently serves on the Board’s Compensation Committee and Nominating/Corporate Governance Committee.

STEVEN L. SPINNER, age 52, has been a Director of the Company since July 2011. Mr. Spinner has been President and Chief Executive Officer and a member of the Board of Directors of United Natural Foods, Inc. (“UNFI”) since September 2008. Prior to joining UNFI in 2008, he was a Director and Chief Executive Officer of Performance Food Group Company (“PFG”) from October 2006 to May 2008 and PFG’s President and Chief Executive Officer from May 2005 to May 2008. He was the Senior Vice President and Chief Executive Officer of PFG’s Broadline Division (“Broadline”) from February 2002 to May 2005 and Division President of Broadline from August 2001 to February 2002.

Key Attributes, Experience and Skills

Mr. Spinner provides the insight and knowledge that comes from years of senior-level executive management and logistical experience. His background has given him extensive experience in the wholesale food distribution business, which includes overseeing the organic and acquisition growth of a food distribution company and directing the successful integration of the operational, organizational and technological aspects of two companies. Mr. Spinner currently serves on the Board’s Audit Committee.

ROBERT A. YOUNG III, age 71, has been a Director of the Company since 1970 and Chairman of the Board since July 2004. He was Chief Executive Officer of the Company from August 1988 until his retirement in January 2006. He was President from 1973 to 2004 and was Chief Operating Officer from 1973 to 1988. Mr. Young served as President of ABF Freight System, Inc. (“ABF”), the Company’s largest subsidiary, from 1979 to 1994. Between 1964 and 1973, he worked as Supervisor of Terminal Operations for ABF; Vice President–General Manager of Data-Tronics Corp., a Company subsidiary; Senior Vice President–National Bank of Commerce of Dallas; and as Vice President, Finance and Executive Vice President of the Company. Mr. Young was a Director of Treadco, Inc. from June 1991 to June 1999. Treadco, Inc. was a publicly held company from 1991 to 1999. The Company owned more than 40% of the outstanding stock of Treadco, Inc. from 1991 to 1999, when the Company purchased all remaining outstanding stock via a tender offer. Substantially all operations of Treadco were disposed of in 2000.

Key Attributes, Experience and Skills

Serving Arkansas Best Corporation and ABF Freight System, Inc. in executive and Board positions over the past four decades, Mr. Young has become an acknowledged leader in transportation and finance. He was a member of the Board of the Federal Reserve Bank (“Reserve”) of St. Louis, Little Rock Branch from July 2004 until his retirement from the Reserve on December 31, 2011. After 48 years in the trucking industry and 41 years on the ABC Board of Directors, he provides strong leadership through his background in LTL transportation, mergers and acquisitions, investment banking, private equity, labor, and personnel selection and evaluation.

Governance of the Company

Board Leadership Structure

The Company has separated the positions of Chairman of the Board and Chief Executive Officer. The Company believes this separation allows the individuals serving in these positions to effectively utilize their skills and time on behalf of the Company. Robert A. Young III, who brings more than 41 years of LTL transportation, finance and board experience to the Board, serves as nonemployee Chairman of the Board and leads the Board in its governance role. Judy R. McReynolds brings significant LTL and truckload experience to her day-to-day leadership role as Chief Executive Officer. For complete business biographical information on Mr. Young and Ms. McReynolds, see “Directors of the Company.” Because Mr. Young, as Chairman, qualifies as an independent director under NASDAQ requirements, the Company does not have a Lead Independent Director.

The business of the Company is managed under the direction of the Board of Directors. There are eight members of the Board of Directors. The three standing Board committees – the Audit Committee, the Compensation Committee, and the Nominating/Corporate Governance Committee – are an integral part of the Company’s Board leadership structure. These committees, of which all members are independent Directors, are discussed in more detail under “Committees of the Board” below. The Company’s leadership structure includes an experienced management team, upon whose advice, reports and opinions the Board relies. The Board also relies on the advice of counsel, accountants, executive compensation consultants, auditors and other expert advisors.

The size of the Board and the different types of corporate and transportation backgrounds of the members of the Board allow for timely, effective action in the rapidly evolving trucking industry. See “Key Attributes, Experience and Skills” for each Director under “Directors of the Company.”

A robust committee framework sustains the lines of communication among directors and with management. Regularly scheduled management reports and presentations, based on operational, financial, legal and risk management aspects of the Company’s operations, provide vital information to the Board. Directors have complete access to the Chief Executive Officer and other members of senior management.

The Board meets on a regularly scheduled basis five times a year to review significant developments affecting the Company and to act on matters requiring Board approval. It also holds special meetings when Board action is required between scheduled meetings. The Board met six times during 2011. During 2011, each member of the Board participated in at least 75% of all Board and applicable committee meetings held during the period for which he/she was a Director. The Nominating/Corporate Governance Committee has determined that a majority of the members of the Company’s Board of Directors are independent pursuant to applicable NASDAQ independence standards. Independent Directors are Messrs. Alden, Allardyce, Legg, Morris, Philip, Spinner and Young. Independent Directors met in executive session four times in 2011.

It is the Company’s policy that all members of its Board of Directors attend each annual meeting of its stockholders, except when illness or other personal matters prevent such attendance. All seven members of the Company’s Board at the time of the 2011 Annual Meeting attended the 2011 Annual Meeting.

Board’s Role in Risk Oversight

The Board believes that the current management structure facilitates risk oversight by combining experienced leadership with independent review by the Board and committees. Potential risk factors that are monitored through this structure include financial, operational, technological, disaster, environmental, cyberspace, legal and regulatory, fraud/corruption, employment practices, executive compensation, reputational and legislative areas. Risk factors may present themselves on any of the multiple levels of the Company. The Board is regularly informed through committee reports of each committee’s activities in overseeing risk management within their respective areas of oversight responsibility.

The Audit Committee directly oversees risk management relating to financial reporting and public disclosure and the steps management has taken to monitor and control those exposures. In addition, the Audit Committee is responsible for the oversight of general financial risk matters. The Audit Committee meets regularly with financial management, including the Chief Financial Officer and the Vice President–Controller, as well as our external auditors, Ernst & Young, and our Chief Audit Executive. In addition, the Company’s Risk Management Committee, which consists of several members of senior management, provides periodic reports to the Audit Committee of its activities in various risk management areas, and the Chairman of the Company’s Risk Management Committee makes presentations to the Audit Committee from time to time regarding various risk or potential risk matters. The Audit Committee also requests and receives from time to time presentations regarding other potential risk areas, including those related to information technology.

The Compensation Committee is responsible for oversight of risk related to executive compensation. Additionally, the Compensation Committee is responsible for oversight of risk for the Company’s compensation policies and practices for all employees. Management has evaluated the Company’s compensation policies and practices for all employees, including the Named Executive Officers (listed under “Compensation, Discussion & Analysis” below) and non-executive officers. The evaluation included consideration of whether any of the Company’s compensation policies and practices, including incentive plans, create risks that are reasonably likely to have a material adverse effect on the Company. The primary responsibility for the Company’s evaluation was assigned to the Company’s Risk Management Committee, which includes as its members the Vice President responsible for the Risk Management Department, the Vice President–General Counsel, the Vice President–Chief Financial Officer, the Senior Vice President–Tax and Chief Audit Executive, ABF Senior Vice President–Sales and Marketing, and the Vice President–Controller, as well as other executives. Based on management’s evaluation, including the specific process completed by the Company’s Risk Management Committee, management concluded that the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company. Management’s evaluation, including the conclusions reached by the Company’s Risk Management Committee, was discussed with the Compensation Committee.

The information used by management and the Company’s Risk Management Committee and provided to the Compensation Committee included a framework of potential risk factors for certain compensation plans and identified how the Company’s existing processes and compensation programs mitigate those risks. Mitigating factors for potential risks identified included:

•                  a combination of short- and long-term compensation;

•                  a combination of equity- and cash-based compensation;

•                  multiple performance metrics;

•                  relative performance metric;

•                  robust financial control policies and audit practices;

•                  benefit caps for annual and long-term incentive plans;

•                  clawback policy;

•                  vesting periods for equity awards;

•                  stock ownership requirements for senior officers;

•                  approval of performance criteria, as well as performance results by the Compensation Committee that consists of only independent directors; and

•                  review of peer groups by an independent compensation consultant and the Compensation Committee.

The most recent management evaluation was provided to the Compensation Committee in January 2012. Based on the information provided and the committee’s knowledge of the compensation policies and practices of the Company, the Compensation Committee concluded that the risks arising from the Company’s compensation plans and practices are not reasonably likely to have a material adverse effect on the Company.

The Nominating/Corporate Governance Committee is responsible for overseeing risks associated with corporate governance and reviews corporate governance matters at least once a year. In connection with this responsibility, the Nominating/Corporate Governance Committee annually reviews the Company’s Corporate Governance Guidelines and their implementation.

Committees of the Board

The Board has established Audit, Compensation, Nominating/Corporate Governance, and Qualified Legal Compliance committees to devote attention to specific subjects and to assist it in the discharge of its responsibilities. The functions of those committees, their current members, and the number of meetings held during 2011 are described below.

Audit Committee. Among the responsibilities of the Audit Committee contained in its charter are: (i) assisting the Board in overseeing matters involving the accounting, auditing, financial reporting, and internal control functions of the Company; (ii) being directly responsible for the appointment, termination, and oversight of the independent registered public accounting firm for the Company; (iii) responsibility for establishing procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and (iv) implementing the Company’s policy regarding the review and approval of any “related person transaction” as required pursuant to Securities and Exchange Commission (“SEC”) Regulation S-K, Item 404. Pursuant to the Audit Committee Charter, the Audit Committee reviews, approves or ratifies all related person transaction issues brought to its attention. Annually, as part of the Company’s proxy preparation, all Directors and executive officers who are subject to related person transaction disclosure are instructed to report in writing any such transactions to the Company; and further, they are reminded of their obligation to report to the Company any such transactions that may be planned or subsequently occur.

Messrs. Allardyce (Chair), Morris and Spinner are currently members of the Audit Committee. The Nominating/Corporate Governance Committee has determined that each member of the Audit Committee meets all applicable SEC and NASDAQ independence standards. Mr. Allardyce is the Board-designated “Audit Committee Financial Expert.” The Audit Committee met six times during 2011. The Audit Committee Charter is posted in the Corporate Governance section of the Company Web site, www.arkbest.com.

Compensation Committee. The Compensation Committee is responsible for reviewing and approving executive management compensation. The Compensation Committee’s current members are Messrs. Legg (Chair), Alden and Philip. The Nominating/Corporate Governance Committee has determined that each member of the Compensation Committee meets applicable NASDAQ independence standards and Internal Revenue Code (“IRC”) Section 162(m) nonemployee director requirements. The Compensation Committee met eight times in 2011. The Compensation Committee Charter is posted in the Corporate Governance section of the Company Web site, www.arkbest.com.

The Board has designated the Compensation Committee to also serve as the Stock Option Committee for the Company’s stock option plans. The Stock Option Committee administers the Company’s  2000 Non-Qualified Stock Option Plan and 2002 Stock Option Plan. The Compensation Committee also has authority to make and administer awards under the 2005 Ownership Incentive Plan.

The Compensation Committee has determined and reviewed the value and forms of compensation for Named Executive Officers and other officers based on the committee members’ knowledge and experience; competitive proxy and market compensation information; periodic review and analysis from an independent compensation consultant retained by, and which reports directly to, the Compensation Committee; and management recommendations.

The Compensation Committee directly engaged Meridian Compensation Partners, LLC (“Meridian”) as its independent executive compensation consulting firm in 2011. Meridian reviewed executive compensation practices, including executive compensation design issues, market trends, and technical considerations and provided ongoing consulting assistance to the Compensation Committee throughout the year. Other than executive compensation consulting to the Board, Compensation Committee or Nominating/Corporate Governance Committee, Meridian does not provide any other services to the Company.

The Compensation Committee did not direct Meridian to perform the above services in any particular manner or under any particular method. The Compensation Committee has the final authority to hire and terminate the consultant and evaluates the consultant periodically. The Compensation Committee also approves the fees paid to its independent compensation consultant.

The Compensation Committee does not delegate its authority to review and determine the forms and values of the various elements of compensation for Named Executive Officers. The Compensation Committee does delegate to Company management the implementation and record-keeping functions related to the various elements of compensation it has approved.

Nominating/Corporate Governance Committee. The current members of the Nominating/Corporate Governance Committee are Messrs. Alden (Chair), Legg, Morris and Philip. The Nominating/Corporate Governance Committee has determined that each member of the committee is independent, as independence is defined in applicable NASDAQ independence standards. The Nominating/Corporate Governance Committee’s responsibilities include: (i) identifying individuals believed to be qualified to become Directors and to select and recommend to the Board for its approval the nominees to stand for election as Directors by the stockholders or, if applicable, to be appointed to fill vacancies on the Board; (ii) determining appropriate compensation for Directors; (iii) recommending any changes regarding size, structure, composition, processes and practices of the Board; (iv) reviewing the independence of Directors and assessing if members are meeting the applicable independence standards required to serve on the various Board committees; (v) reviewing the Company’s corporate governance standards; and (vi) making recommendations regarding succession planning for the Chief Executive Officer of the Company. Meridian consults with the Nominating/Corporate Governance Committee regarding the value and forms of compensation for Directors. The Nominating/Corporate Governance Committee held five meetings in 2011. A current copy of the Nominating/Corporate Governance Committee Charter is posted in the Corporate Governance section of the Company Web site, www.arkbest.com.

In recommending nominees for the Board, the Nominating/Corporate Governance Committee considers any specific criteria the Board may request from time to time and such other factors as it deems appropriate. These factors may include any special training or skill, experience with businesses and other organizations of comparable size and type, experience or knowledge with businesses or organizations that are particularly relevant to the Company’s current or future business plans, financial expertise, the interplay of the candidate’s experience with the experience of the other Directors, sufficient time to devote to the responsibilities of a director, freedom from conflicts of interest or legal issues and the extent to which, in the Nominating/Corporate Governance Committee’s opinion, the candidate would be a desirable addition to the Board.

Diversity is taken into account when determining how the candidates’ qualities and attributes would complement the other Directors’ backgrounds. Type of advanced studies and certification, type of industry or aspect of transportation experience, area of corporate experience and gender, among other factors, are taken into consideration. The Nominating/Corporate Governance Committee believes that the different business and educational backgrounds of the Directors of the Board contribute to the overall insight necessary to evaluate matters coming before the Board. The Nominating/Corporate Governance Committee implements its policy of considering a range of candidates by including diversity aspects in its analysis of candidates’ qualifications. A listing of current directors’ and potential candidates’ qualifications and attributes is periodically discussed in committee meetings. In these discussions, the effectiveness of this methodology is addressed.

The Nominating/Corporate Governance Committee may draw upon individuals known by members of the Board, and at the Nominating/Corporate Governance Committee’s discretion, candidates recommended by management or third parties engaged by the Nominating/Corporate Governance Committee to assist it in identifying appropriate candidates.

The Nominating/Corporate Governance Committee shall consider any candidate for director recommended by a stockholder if submitted in accordance with the Stockholder Director Nomination Procedure set forth below. The Nominating/Corporate Governance Committee shall consider the same factors when considering a stockholder-recommended candidate as it does when considering other candidates.

The Nominating/Corporate Governance Committee considers director candidates submitted by stockholders that follow the procedure set forth in the following Stockholder Director Nomination Procedure, in accordance with the Company’s bylaws:

Any stockholder entitled to vote at an annual meeting of stockholders and intending to recommend candidate(s) for nomination for director at that meeting must submit a written stockholder notice to Arkansas Best Corporation. The information required to be included in a stockholder notice nominating a candidate for the Board of Directors is set forth in detail in the Company’s bylaws and includes the following information: (1) as to the stockholder giving the notice and any beneficial owner, if any, on whose behalf the nomination is made (a) the name and address, including business address and telephone number, of such persons, (b) the class and number of shares of the Company which are owned beneficially and of record by such persons, (c) any option, warrant or other derivative security owned by such persons, (d) any agreement pursuant to which such persons have the right to vote any shares of the Company, and (e) any other information relating to such persons required to be disclosed in a proxy statement in connection with the solicitation of proxies relating to the election of directors in a contested election; and (2) as to each person whom the stockholder proposes to nominate for election or re-election as a director (a) all information relating to such person required to be disclosed in a proxy statement relating to the election of directors in a contested election, (b) such person’s written consent to being named in the proxy statement and to serving as a director if elected, and (c) a description of all direct and indirect compensation and other material monetary agreements during the past three years between the stockholder and beneficial owner, if any, and their affiliates and the proposed nominee and his or her other affiliates. Additionally, for a candidate to be eligible to be a nominee for election as director, the candidate must deliver to the Secretary a written response to a questionnaire with respect to candidate’s background and qualifications and a written representation and agreement. Such stockholder notice and candidate questionnaire and representation and agreement must be received by the Corporate Secretary at 3801 Old Greenwood Road, Fort Smith, Arkansas 72903 not earlier than 120 days and not later than 90 days prior to the first anniversary of the preceding year’s annual meeting of stockholders. For information regarding the required information in the stockholder notice and the candidate’s questionnaire and representation and agreement, contact the Corporate Secretary’s office at info@arkbest.com or by telephone at 479-785-6000.

Qualified Legal Compliance Committee. The Qualified Legal Compliance Committee is responsible for confidentially receiving, retaining and considering any report pursuant to SEC Rule 205 by an attorney representing the Company. The Audit Committee serves as the Qualified Legal Compliance Committee. The Qualified Legal Compliance Committee Charter is posted in the Corporate Governance section of the Company Web site, www.arkbest.com.

Corporate Governance Guidelines and Code of Conduct

The Company’s Board of Directors has adopted Corporate Governance Guidelines and a Code of Conduct. The full text of both documents is posted in the Corporate Governance section of the Company Web site, www.arkbest.com.

The Company’s Code of Conduct applies to all of its Directors, officers (including its chief executive officer, chief financial officer, principal accounting officer, controller, and any person performing similar functions) and employees. The Company intends to post on its Web site any amendment to, or waiver from, a provision of the Code of Conduct that applies to its chief executive officer, chief financial officer, principal accounting officer, controller, or persons performing similar functions and that relates to any of the following elements of the Code of Conduct: honest and ethical conduct; disclosure in reports or documents filed with the SEC and other public communications; compliance with applicable laws, rules and regulations; prompt internal reporting of code violations; and accountability for adherence to the Code of Conduct.

2011 Director Compensation Table

The table below summarizes the compensation paid by the Company to Non-Employee Directors for the fiscal year ended December 31, 2011. The Nominating/Corporate Governance Committee is responsible for reviewing and awarding compensation to the Directors. The Nominating/Corporate Governance Committee sets the levels and forms of Director compensation, based on its experience, review of the compensation paid to directors of comparable publicly traded companies and the advice of its independent compensation consultant. The Nominating/Corporate Governance Committee uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board.

Name (1)	Fees Earned or Paid in Cash	Stock Awards (2, 3,4)	All Other Compensation	Total
John W. Alden	$56,500	$99,440	$–	$155,940
Fred A. Allardyce(6)	62,500	99,440	–	161,940
Frank Edelstein	56,500	99,440	–	155,940
William M. Legg(6)	63,000	99,440	–	162,440
John H. Morris(6)	61,500	99,440	–	160,940
Craig E. Philip	21,167	100,900	–	122,067
Steven L. Spinner	27,500	99,600	–	127,100
Robert A. Young III(7)	109,000	99,440	58,647(5)	267,087
Alan J. Zakon	17,833	–	–	17,833

(1)          Judy R. McReynolds, the President and Chief Executive Officer of the Company, is not included in this table since she is an employee of the Company and thus received no compensation for her service as a Director. The compensation received by Ms. McReynolds as an officer of the Company is shown in the Summary Compensation Table on page 37. Mr. Zakon retired from the Board on April 21, 2011 and did not receive compensation during fiscal year 2011 for his service as a Director, other than cash fees for meetings attended and a pro-rata portion of his annual retainer fee. Mr. Edelstein retired from the Board on January 25, 2012. Mr. Spinner joined the Board on July 21, 2011 and Mr. Philip on August 22, 2011.

(2)          Reflects the aggregate grant date fair value made during 2011 computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (formerly Statement of Financial Accounting Standards No. 123R) (“FASB ASC Topic 718”), determined without regard to forfeitures.  Messrs. Alden, Allardyce, Edelstein, Legg, Morris and Young received an award of 4,400 restricted stock units (“RSUs”) under the 2005 Ownership Incentive Plan on May 2, 2011 (computed using the closing price of $22.60 per share on such date). As a new member of the Board, Mr. Spinner received an award of 4,800 RSUs under the 2005 Ownership Incentive Plan on August 9, 2011 (computed using the closing price of $20.75 per share on such date).  As a new member of the Board, Mr. Philip received an award of 5,000 RSUs under the 2005 Ownership Incentive Plan on November 4, 2011 (computed using the closing price of $20.18 per share on such date).  See Note I to our consolidated financial statements on Form 10-K for fiscal 2011 for additional detail regarding assumptions underlying the value of these equity awards. Dividends are paid on RSUs at the same rate and at the same time as the dividends paid to stockholders.

(3)          As of December 31, 2011, each Non-Employee Director had the following aggregate number of RSUs outstanding although only the value of the 2011 RSU award is provided in the Stock Awards column.

	Alden	Allardyce	Edelstein	Legg	Morris	Philip	Spinner	Young	Zakon
Vested but subject to transfer restrictions	16,900	16,900	16,900	16,900	16,900	5,000	4,800	16,900	–
Unvested	–	–	–	–	–	–	–	–	–
Total RSUs Outstanding	16,900	16,900	16,900	16,900	16,900	5,000	4,800	16,900	–

(4)          No stock options were granted during fiscal 2011 to any Director. As of December 31, 2011, each Non-Employee Director has the following aggregate number of stock options outstanding although only the value of the 2011 RSU award is provided in the Stock Awards column. The options are all fully vested.

	Alden	Allardyce	Edelstein	Legg	Morris	Philip	Spinner	Young	Zakon
Vested stock options	–	7,500	12,000	10,500	13,500	–	–	–	1,500
Unvested stock options	–	–	–	–	–	–	–	–	–
Total stock options outstanding	–	7,500	12,000	10,500	13,500	–	–	–	1,500

(5)          For purposes of the column titled “All Other Compensation,” for 2011 Mr. Young’s amount consists of the following:

Young
Perquisites(i)	$48,834
Executive medical premiums(ii)	9,813
Total	$58,647

(i)             Mr. Young’s perquisites include: (a) spousal travel to Company or industry events and any related Company lost tax deduction resulting from the spouse accompanying him on the Company’s corporate aircraft, (b) personal use of an administrative assistant, (c) infrequent personal use of a hunting property owned by the Company for business entertainment purposes, and (d) a Christmas gift from the Company (the Company also provides a Christmas gift to each of the other Board members). It is estimated that 40% of Mr. Young’s administrative assistant’s time is spent on his personal business, and the incremental cost associated with that personal use is estimated to be $33,996. This value is calculated by adding together 40% of the administrative assistant’s salary, pension accrual and health and welfare cost for 2011. Mr. Young retains an office at the Company’s corporate office.

(ii)          Because Mr. Young is a former officer of the Company, he and his spouse participate in the Company’s fully insured third-party executive medical plan that is provided for life upon retirement. The Company pays the majority of the premium amount for this coverage. The amount shown is total premiums paid by the Company for coverage during 2011.

(6)          Committee Chairpersons: Mr. Allardyce, Audit Committee and Qualified Legal Compliance Committee; Mr. Legg, Compensation Committee; and Mr. Morris, Nominating/Corporate Governance Committee.

(7)          The Company owns and pays premiums on two $1 million life insurance policies on Mr. Young. As owner of the policies, the Company is entitled to either the cash surrender value of each or the total of premiums paid, whichever amount is greater. The death value in excess of this amount is payable to Mr. Young’s beneficiary. For 2011, the aggregate premiums on these policies were $32,438. In 2011, Mr. Young paid the Company a premium amount of $16,355 for term life insurance based on the face value in excess of the December 31, 2011 cash surrender value; therefore, no compensation value is included for 2011.

Cash Compensation

For the fiscal year ended December 31, 2011, the standard cash compensation arrangement for Non-Employee Directors was as follows:

Annual Retainers
Board Chair	$ 100,000
Members	$ 40,000
Audit Committee Chair	$ 7,500
Other Committee Chair	$ 5,000

Retainers are cumulative, i.e., each Director who is (i) a Non-Employee and (ii) not the Board Chair, receives a “Member Retainer” plus the appropriate retainer fee for any other positions he holds.

Daily Meeting Fees
Board Meeting	$1,500 per day
Committee Meeting	$1,500 per day

Only one daily meeting fee is paid in the event of multiple meetings held on the same day.

Equity-Based Awards

The policy for granting equity awards states that the Nominating/Corporate Governance Committee is responsible for granting all equity compensation to Non-Employee Directors. Under the terms of this policy, the effective date of an equity award will be the date which is five business days following the Company’s applicable quarterly earnings release. The number of shares/units awarded is based on stated dollar amounts for each Director, which is divided by the closing stock price on the date of grant. Since 2008, Non-Employee Directors have received annual equity awards equal to approximately $100,000 on the date of grant of the awards.

Due to complex tax issues associated with restricted stock, the Directors have been awarded RSUs since 2007. The 2007 RSU awards provide for five-year cliff vesting, and the 2008 through 2011 RSU awards provide for three-year cliff vesting. All of the RSU awards are subject to accelerated vesting due to death, disability or change in control of the Company. Accelerated vesting for RSUs also occurs upon attainment of normal retirement age (age 65 with five years of service with the Company) except for the 2007 RSU award which had an additional vesting requirement that Directors must serve for 13 months after the award date. All of our Non-Employee Directors (other than Messrs. Philip and Spinner) are currently eligible for normal retirement. Upon early retirement (three years of service as a Director), a Director is eligible for accelerated vesting of a pro rata number of shares based on the number of whole months since the award date. Vested RSU awards are paid in shares on the earlier to occur of (i) the normal vesting date applicable to the award, or (ii) the Director’s termination of service with the Company. On the normal vesting date of the 2008 RSU award in 2011, the resulting shares were issued to the Directors.

Prior to 2005, the Compensation Committee awarded stock options. A portion of these options are still outstanding and all outstanding options are fully vested.  All stock options previously granted (i) have an exercise price not less than the closing price of the Company’s Common Stock on the grant date, (ii) were exercisable at 20% per year, generally starting on the first anniversary of the grant date, and (iii) have a term of 10 years.

In 2005 and 2006, the Compensation Committee awarded restricted stock to the Directors.  The awards provided for five-year cliff vesting, thus the 2005 restricted stock award vested in 2010 and the 2006 restricted stock award vested in 2011, and all restrictions on the vested shares were removed.

Stock Ownership Policy. The Nominating/Corporate Governance Committee believes that the Directors of the Company should maintain a level of equity holdings in the Company that will further align the interests of Directors with the Company’s stockholders. The Board adopted a Stock Ownership Policy for Directors, which was effective January 1, 2008. Under this policy, Directors must own shares equal to six times their annual retainer by January 1, 2013, or five years from the date he or she became a member of the Board. No Director covered by the policy is permitted to sell any shares of Company stock granted to such Director under any Company award agreement (except to pay the exercise price of stock options or taxes generated as a result of equity grants) until such time as the Director satisfies the stock ownership requirement. Restricted stock, RSUs, and stock owned outright count toward the Company’s Stock Ownership Policy requirements. However, RSUs are not reflected as shares beneficially owned in the “Principal Stockholders and Management Ownership” table.

Should a Director covered by the policy fail to have the required amount accumulated after five years, the issuance of further equity awards to such Director may be discontinued until such time as the Director has complied with the policy. The Nominating/Corporate Governance Committee monitors ownership levels annually. As of the review completed in 2011, all of the Directors have met their ownership requirements except for Messrs. Philip and Spinner who became members of the Board in 2011 and thus have five years to meet their ownership requirements.

Clawback Policy. The Committee has implemented a policy for the “clawback” of any equity awards granted to a Director whose misconduct contributed to the Company being required to restate its financial statements. Under the terms of the policy, the Board will, to the full extent permitted by governing law, in appropriate cases, effect the cancellation of unvested restricted or deferred stock awards previously granted to the Director if (a) the amount of the equity award was calculated based upon the achievement of certain financial results that were subsequently the subject of the restatement, (b) the Director engaged in intentional misconduct that caused or partially caused the need for the restatement, and (c) the amount of the equity award that would have been awarded to the Director had the results been properly reported would have been lower than the amount actually awarded.

Medical Benefits Available to Directors

Non-Employee Directors and their spouses do not participate in the Company’s health plan (medical/dental coverage). Because Mr. Young is a former employee of the Company, he participates in the Company’s fully insured third-party executive medical plan that is provided to Company officers for life upon their retirement. The Company pays the majority of the premium for this coverage.

Principal Stockholders and Management Ownership

The following table sets forth certain information concerning beneficial ownership of the Company’s Common Stock as of February 24, 2012, by (i) each person who is known by the Company to own beneficially more than five percent (5%) of the outstanding shares of Common Stock; (ii) each Director, Named Executive Officer of the Company or ABF Freight System, Inc. (“ABF”) who is listed in the Summary Compensation Table (collectively “Named Executive Officers”), and Director nominees; and (iii) all Directors and executive officers as a group.

Unless otherwise indicated, to the Company’s knowledge, the persons included in the tables below have sole voting and investment power with respect to all the shares of Common Stock beneficially owned by them, subject to applicable community property laws. The number of shares beneficially owned by a person includes shares of Common Stock that are subject to stock options or warrants that are either currently exercisable or exercisable within 60 days after February 24, 2012. These shares are also deemed outstanding for the purpose of computing the percentage of outstanding shares owned by the person. These shares are not deemed outstanding for the purpose of computing the percentage ownership of any other person. On February 24, 2012, there were 25,448,815 shares of Common Stock outstanding.

	Shares	Percentage
	Beneficially	of Shares
	Owned	Outstanding

(i) Name / Address

Royce & Associates, LLC(1)	2,979,416	11.71%
745 Fifth Avenue, New York, NY 10151

BlackRock, Inc.(2)	1,979,748	7.78%
40 East 52nd Street, New York, NY 10022

Dimensional Fund Advisors LP(3)	1,794,905	7.05%
Palisades West, Building One, 6300 Bee Cave Road, Austin, TX 78746

Franklin Resources Inc.(4)	1,391,970	5.47%
One Franklin Parkway, San Mateo, CA 94403

The Vanguard Group, Inc.(5)	1,306,278	5.13%
100 Vanguard Blvd., Malvern, PA 19355

(ii) Name	Position

Robert A. Young III(6, 7, 8)	Chairman of the Board (also a Director Nominee)	1,186,003	4.66%
John W. Alden(6, 7, 9)	Director (also a Director Nominee)	11,100	*
Fred A. Allardyce(6, 7)	Director (also a Director Nominee)	21,100	*
William M. Legg(6, 7)	Director (also a Director Nominee)	24,100	*
Judy R. McReynolds(6, 7, 10)	Director and President–CEO (also a Director Nominee)	29,629	*
John H. Morris(6, 7)	Director (also a Director Nominee)	17,200	*
Craig E. Phillip(6, 7)	Director (also a Director Nominee)	–	*
Steven L. Spinner(6, 7)	Director (also a Director Nominee)	–	*
Wesley B. Kemp(6, 7, 11)	Former ABF President–CEO	36,712	*
J. Lavon Morton(6, 7, 12)	Sr. VP–Tax and Chief Audit Executive	19,764	*
Michael E. Newcity(6, 7)	Vice President–CFO	1,466	*
Roy M. Slagle(6, 7)	ABF President–CEO	25,540	*

(iii) All Current Directors and Executive Officers as a Group (19 total)(13)		1,443,238	5.65%

*Less than 1%

(1)   Based on information contained in Amendment No. 9 to Schedule 13G filed with the SEC by Royce & Associates, LLC on January 6, 2012, Royce & Associates, LLC has sole voting and sole dispositive power with respect to 2,979,416 shares of the Company’s Common Stock.

(2)   Based on information contained in Amendment No. 2 to Schedule 13G filed with the SEC by BlackRock, Inc. on February 13, 2012, BlackRock, Inc. has sole voting and sole dispositive power with respect to 1,979,748 shares of the Company’s Common Stock.

(3)          Based on information contained in Amendment No. 4 to Schedule 13G filed with the SEC by Dimensional Fund Advisors LP on February 14, 2012, Dimensional Fund Advisors LP beneficially owns 1,794,905 shares of the Company’s Common Stock and has sole voting power with respect to 1,747,587 shares and sole dispositive power with respect to 1,794,905 shares.

(4)          Based on information contained in Amendment No. 1 to Schedule 13G filed with the SEC on February 9, 2012, by Franklin Resources, Inc. (“FRI”), Charles B. Johnson, Rupert H. Johnson Jr. and Franklin Templeton Investments Corp. (“FTIC”). FTIC is an investment manager and is a subsidiary of FRI. The address of FTIC is 200 King Street West, Suite 1500, Toronto, Ontario, Canada MH5 3T4. Charles B. Johnson and Rupert H. Johnson Jr. (the “Principal Stockholders”) each own in excess of 10% of outstanding common stock of FRI and are the principal stockholders of FRI. Neither FRI nor the Principal Stockholders have sole or shared voting or dispositive power of any shares of the Company’s Common Stock. Fiduciary Trust Company International, an investment manager and subsidiary of FRI, has sole voting and dispositive power over 1,200 shares of the Company’s Common Stock. FTIC has sole voting power over 830,460 shares of the Company’s Common Stock and sole dispositive power over 890,770 shares of the Company’s Common Stock. Franklin Advisors, Inc., an investment manager and subsidiary of FRI, has sole voting and dispositive power over 500,000 shares of the Company’s Common Stock.

(5)          Based on information contained in a Schedule 13G filed with the SEC by The Vanguard Group, Inc. (“Vanguard”) on February 8, 2012, Vanguard has sole voting power with respect to 38,110 shares of the Company’s Common Stock, shared voting power with respect to 0 shares of the Company’s Common Stock, sole dispositive power with respect to 1,268,168 shares of the Company’s Common Stock and shared dispositive power with respect to 38,110 shares of the Company’s Common Stock.

(6)          Includes options to purchase shares of Common Stock, which are vested (or will vest within 60 days of the record date) as follows:

As of February 24, 2012
Young	–
Alden	–
Allardyce	7,500
Legg	10,500
McReynolds	13,500
Morris	13,500
Philip	–
Spinner	–
Kemp	15,000
Morton	10,500
Newcity	–
Slagle	15,000

(7)          Includes restricted stock units (“RSUs”), which are vested (or will vest within 60 days of the record date) as follows:

As of February 24, 2012
Young	3,700
Alden	3,700
Allardyce	3,700
Legg	3,700
McReynolds	4,600
Morris	3,700
Philip	–
Spinner	–
Kemp	–
Morton	4,000
Newcity	650
Slagle	4,600

(8)     Includes 929,285 shares of Common Stock held by the Robert A. Young III 2008 Trust and 14,556 shares of Common Stock held by Cross Creek Management Co. of which Mr. Young is director and President. Mr. Young has sole voting and investment power over these shares.

(9)     Includes 7,400 shares of Common Stock held by the John W. Alden Trust, of which Mr. Alden is trustee.

(10)     Includes 11,529 shares of Common Stock held by the McReynolds 2005 Joint Trust, of which Ms. McReynolds is co-trustee.

(11)    Includes 13,225 shares of Common Stock held by the Sharon Ann Kemp Living Trust of which Mr. Kemp holds power of attorney and 5,659 shares of Common Stock held by the Wesley B. Kemp Trust of which Mr. Kemp is trustee.

(12)    Includes 21 shares held by Mr. Morton in the Arkansas Best 401(k) and DC Retirement Plan.

(13)    Includes 105,400 shares of Common Stock that may be acquired upon the exercise of options that are currently vested (or will vest within 60 days of the record date) and 56,350 restricted stock units (that will vest within 60 days of the record date) granted under the Company’s 2005 Ownership Incentive Plan.

Executive Officers of the Company

The following information sets forth the name, age, principal occupation and business experience during the last five years of each of the current executive officers of the Company and ABF, the Company’s largest subsidiary. The executive officers, including the Named Executive Officers, serve at the pleasure of the Board. For information regarding ownership of the Company’s Common Stock by the executive officers of the Company, see “Principal Stockholders and Management Ownership” on page 18. There are no family relationships among Directors and executive officers of the Company or its subsidiaries.

JUDY R. MCREYNOLDS, age 49, is President and Chief Executive Officer and a Director of the Board. See previous description under “Directors of the Company.”

ROY M. SLAGLE, age 58, has been ABF’s President–Chief Executive Officer since January 1, 2012. Mr. Slagle was Senior Vice President–Sales and Marketing of ABF from February 2006 through December 2011, Vice President–Administration and Treasurer for ABF from January 2000 through January 2006 and Vice President and Treasurer for ABF from 1995 to 2000. He was a Regional Vice President of Sales for ABF from 1989 to 1995. Between 1976 and 1989, Mr. Slagle served ABF as Operations Supervisor at the Dayton, Ohio terminal; Operations Manager at the Dayton terminal; Branch Manager at the Cincinnati, Ohio terminal; Branch Manager at the Carlisle, Pennsylvania terminal; and Regional Training Specialist at the Dayton terminal.

MICHAEL E. NEWCITY, age 42, has been Vice President–Chief Financial Officer for the Company since June 1, 2010. He previously served as Director–Economic Analysis for the Company from November 2007 through May 2010, and prior to that he had served as Director–E-Systems and Emerging Technologies for ABF from November 2005 through October 2007.  In these capacities, Mr. Newcity led the group that provides critical analysis on topics including costing and profitability methods, incentive plans, metrics and forecasting as well as the development and implementation of internal management systems. From January 2000 through October 2005, Mr. Newcity held several managerial positions with ABF that spanned marketing, information technology, and business development. He began his career with the Company in 1993 at its subsidiary, Data-Tronics Corp., leading the Company’s e-commerce development initiatives through December 1999. Mr. Newcity holds a Master’s degree in Business Administration from the Walton College at the University of Arkansas.

J. LAVON MORTON, age 61, has been Senior Vice President–Tax and Chief Audit Executive since January 1, 2010. He served as the Company’s Vice President–Tax and Chief Internal Auditor from January 2000 through December 2009. From May 1997 to December 1999, Mr. Morton was the Company’s Vice President–Financial Reporting. Mr. Morton joined the Company as Assistant Treasurer in December 1996. Mr. Morton has overseen the Company’s tax reporting since 1996. From 1972 through November 1996, Mr. Morton was employed by Ernst & Young LLP. Mr. Morton was a Partner in Ernst & Young LLP from October 1984 through November 1996. Mr. Morton is a Certified Public Accountant. From January 2003 to October 2005, Mr. Morton was a Director and a designated Audit Committee Financial Expert of BEI Technologies, Inc. BEI was purchased by Schneider Electric in October 2005. Mr. Morton is currently Vice Chairman of the Tax Policy Committee of the American Trucking Associations (ATA). He has served as Chairman of ATA’s Tax Policy Committee and was a member of the ATA Board of Directors from October 2004 to October 2007.

JAMES A. INGRAM, age 44, has been Senior Vice President–Strategic Development for the Company since November 2011. He had previously served as Vice President–Strategic Development for ABC from April 2010 through October 2011, Vice President–Market Development for ABC from January 2008 to April 2010 and Vice President–Market Development for ABF from February 2006 through December 2007. From January 2000 through January 2006, Mr. Ingram was ABF’s Director–Quotation Services. Between January 1990 and December 1999, Mr. Ingram served in ABF’s Pricing Department as an Analyst, Senior Analyst and Pricing Manager.

JAMES W. KEENAN, age 53, has been Senior Vice President–Sales and Marketing for ABF since January 1, 2012. He served as ABF’s Vice President–Sales from 2007 until January 2012. Mr. Keenan had previously served as Vice President–Sales and Marketing for Clipper, a former Company subsidiary, from May 1995 to December 1998 and as Vice President–Administration and Treasurer for ABF from February 2006 to February 2007. Mr. Keenan joined ABF in 1981, working as an ABF Pricing Department analyst and later as Pricing Department Manager. From 1988 to 1995 and again from 1999 to 2006, Mr. Keenan served as Regional Vice President of Sales.

CHRISTOPHER L. BURTON, age 54, has been Vice President–Economic Analysis for the Company since January 1, 2008. Previously for ABF, he served as Vice President–Economic Analysis from February 1, 2006 through December 31, 2007, Director–Economic Analysis from September 1995 through January 2006, and Manager–Pricing from February 1995 through August 1995. From January 1979 through January 1995, Mr. Burton served the Company’s subsidiary, Data-Tronics Corp., as Manager of Services & Human Resources and Systems Analyst/Programmer and also worked for ABC as an Economic Analyst.

DAVID R. COBB, age 46, has been Vice President and Controller of the Company since May 1, 2006. Mr. Cobb was employed by Smith International, Inc., a publicly traded international oilfield service company acquired by Schlumberger Limited, as Vice President and Controller from July 2002 to April 2006 and as Assistant Controller from October 2001 to June 2002. He was employed by Kent Electronics Corporation, a publicly traded specialty electronics distributor and network integrater, from April 1995 to September 2001 upon completing the transition and integration of Kent into its acquirer, Avnet, Inc. Mr. Cobb was a manager in the audit and business advisory services in the firm of Price Waterhouse, a predecessor of PricewaterhouseCoopers LLP, where he was employed from July 1988 to March 1995. Mr. Cobb is a Certified Public Accountant. Mr. Cobb has served publicly traded companies since 1988 and in his financial management capacity has worked with audit committees of boards of directors since 1995.

WALTER J. ECHOLS, age 58, has been Vice President–Real Estate for the Company since January 1, 2012. Mr. Echols previously served as Vice President–Real Estate for ABF from January 1994 until January 2012 and Director–Real Estate for ABF from November 1987 until 1994. Mr. Echols joined Data-Tronics Corp., a subsidiary of the Company, in June 1975 serving as Manager–Sales & Marketing until becoming Manager of the Data-Tronics Corp. Information Center in 1983.

ERIN K. GATTIS, age 38, has been Vice President–Human Resources for the Company since October 1, 2011. She previously served as the Company’s Chief of Staff from January 2010 through September 2011. Prior to that departmental director position, Ms. Gattis served as Manager of Retirement Services and Executive Compensation from August 2006 to September 2009. She joined the Company in 1999 and between 1999 and 2006 worked for both the Company and ABF as a Retirement Specialist, Benefits Analyst, Supervisor of Executive Compensation and Manager of Executive Compensation. Ms. Gattis holds  a Senior Professional in Human Resources certification.

MICHAEL R. JOHNS, age 53, has been the Company’s Vice President–General Counsel and Corporate Secretary since April 2, 2007. From 1991 to 2007, he was a partner in the law firm of Dover Dixon Horne PLCC in Little Rock, Arkansas. Mr. Johns was a practicing attorney in two other Little Rock law firms for seven years, including Rose Law Firm, prior to 1991. He is a Certified Public Accountant. Mr. Johns is a member of the American Bar Association, Sebastian County Bar Association, and Arkansas Society of Certified Public Accountants.

Compensation Discussion & Analysis

The purpose of this Compensation Discussion & Analysis (“CD&A”) is to provide you with an overview and analysis of (i) our executive compensation programs; (ii) material compensation changes made during the year for Named Executive Officers and (iii) the process for review and decision-making for the executive compensation programs. The Compensation Committee (the “Committee”) of the Board of Directors determines the compensation and reviews, approves and oversees the administration of plans and programs for our Named Executive Officers.

The Named Executive Officers for 2011 are listed below:

Named Executive Officer	Title
Judy R. McReynolds	ABC President–Chief Executive Officer (“ABC CEO”)
Wesley B. Kemp	ABF President–Chief Executive Officer (“ABF CEO”) (retired December 31, 2011)
J. Lavon Morton	ABC Senior Vice President–Tax & Chief Audit Executive
Roy M. Slagle	ABF Senior Vice President–Sales & Marketing(1)
Michael E. Newcity	ABC Vice President–Chief Financial Officer (“CFO”)

(1)          On January 1, 2012, Mr. Slagle was promoted to ABF President–Chief Executive Officer.

Executive Summary

Company Performance

The 2011 year reflected an improving business environment for the Company, and our Named Executive Officers performed well across the challenging economic environment. The Company made great strides in recovering from losses in 2009 and 2010 and returned to profitability in the second quarter of 2011 after ten quarters of losses. Each of the Company’s operating segments experienced revenue growth for the year. A few highlights for 2011 include:

•                  Earnings per share of $0.23 versus a loss of $1.30 per share in 2010.

•                  Revenue of $1.91 billion, a per day increase of 15.1% over 2010 revenue of $1.66 billion.

•                  Net income of $6.2 million compared to a net loss of $32.7 million in 2010.

Tonnage increases in the early part of the year and the resulting revenue growth paved the way for improved pricing levels and return for the value ABF delivers to its customers. Though a relatively small portion of our total revenue, our non-asset-based businesses had significant growth in both revenues and profits, thus making a meaningful contribution to 2011’s positive results.

Executive Compensation Relative to Company Performance

Compensation levels in 2011 for the Named Executive Officers increased over 2010 as a result of the improving performance of the Company.

Base Salary Increases:  The Committee approved base salary increases for the Named Executive Officers effective January 1, 2011. Based on Ms. McReynolds’ performance during her first year as the Company’s President–CEO, the Committee increased Ms. McReynolds salary from $450,000 to $525,000. This increase was a part of the Compensation Committee’s plan to increase her pay level as she has additional time in her new CEO role and to bring her salary above the 25th percentile as compared to our peer group as identified on page 25. The other Named Executive Officers received increases equivalent to the increases provided to other salaried employees of the Company.

Annual Incentive Compensation:  For 2011, the Company continued to use Return on Capital Employed (“ROCE”) and cash flow improvement for annual incentive metrics. Because the Company was continuing to recover from an operating loss, cash flow improvement was retained to incentivize operating performance improvement in an environment where recent results had produced operating losses. The principal driver of the cash flow metric is operating income. Therefore, the cash flow metric continued to help drive significant and valuable improvements in cash flow and operating income for 2011 resulting in a payout under the plan. Because ROCE was less than the plan threshold, no incentive was earned under the ROCE component for 2011.

Long-Term Incentive Compensation:  There were no payouts under the 2009-2011 cash long-term incentive compensation plan due to the continued negative effects of the recession on the profitability of the Company. Consistent with equity awards in 2009 and 2010, a restricted stock unit (“RSU”) award was granted to Named Executive Officers in 2011 to further link Named Executive Officer compensation with stock price performance and stockholder interests.

As of the proxy statement record date, the stock options awarded to the Named Executive Officers in 2004 and prior years were “underwater”, meaning the Company’s stock price was less than the exercise price of the options. It is the Company’s policy to not re-price options.

Benefits: The 401(k) company match contribution was suspended for employees during 2010 and 2011, including the Named Executive Officers.

Compensation Philosophy and Objectives

The primary objectives of the Company’s executive compensation program are to:

•      attract and retain highly qualified executives;

•      motivate the Company’s leaders to work together as a team to deliver superior business performance;

•      balance rewards between short-term results and the long-term strategic decisions needed to ensure sustained business performance over time; and

•      ensure that the interests and risk tolerance of the Company’s leaders are closely aligned with those of the Company’s stockholders.

As discussed in the sections that follow, the Company uses a variety of compensation vehicles to meet its compensation philosophy and objectives. The Company does not establish a targeted mix of weightings between the various components. Both internal and external influences on our compensation program fluctuate periodically, and the Company believes that it is in the best interest of the Company, the Company’s stockholders, as well as the Named Executive Officers, to provide the Committee with the flexibility to design a compensation program appropriate to the current market environment and the Company’s goals.

Position and level of responsibility are important factors in the compensation of the Company’s executives. There are internal salary levels, as well as annual and long-term target incentive opportunities for each executive level in the organization. The Company believes this strategy emphasizes the executive team concept.

Each Named Executive Officer is a long-term employee of the Company with tenure ranging from 14 to 42 years, resulting in a group that is very knowledgeable about our Company and the overall transportation industry. This knowledge is very valuable to both the Company and our stockholders and makes members of our management desired targets for other transportation companies. Our compensation program is designed to prevent loss of our existing managerial talent as well as attract future leaders for the Company.

In 2011, the Company held its first stockholder advisory vote on the compensation paid to our Named Executive Officers in 2010, which resulted in an excess of 99% of votes cast approving such compensation. As recommended by the Board, stockholders expressed their preference for an annual advisory vote on executive compensation, and the Company has implemented that recommendation.  The Committee evaluated the results of the 2011 advisory vote on executive compensation and the overwhelming support expressed by stockholders at its April 21, 2011 meeting. The Committee also considered many other factors in evaluating the Company’s executive compensation programs as discussed in this CD&A, including the Committee’s assessment of the interaction of our compensation programs with our corporate business objectives, evaluations of our programs by external consultants, and review of data of a selected group of peers, each of which is evaluated in the context of the Committee’s duty to act as the Directors determine to be in the stockholders’ best interests. While each of these factors bore on the Committee’s decisions regarding our Named Executive Officers’ compensation, the Committee did not make any changes to our executive compensation program and policies as a result of the 2011 “say on pay” advisory vote. Given the support stockholders expressed for the Company’s executive compensation programs at the 2011 annual meeting of stockholders the Committee generally elected to apply the same principles in determining the types and amounts of compensation to be paid to our Named Executive Officers in 2011.

Roles and Responsibilities in Determining Executive Compensation

The Compensation Committee is responsible for overseeing and approving compensation levels and incentive plans for the Named Executive Officers. The Committee approves salary levels, incentive plan performance metrics, performance goals, targets and maximum payouts, equity awards and the peer group used for benchmarking. The Committee also evaluates the need for, and provisions of, severance arrangements for the Named Executive Officers. As a part of its responsibilities, the Committee also reviews risks associated with compensation plans.

The Committee retains an independent consultant, Meridian, to assist with the evaluation of compensation programs and award levels and to provide updates to the Committee on trends and issues related to executive compensation as well as to review executive compensation related proxy disclosures. Meridian participates in Committee meetings, reviews Committee materials and provides advice to the Committee upon request. Meridian does not provide any services to the Company other than the services provided as independent executive compensation consultant for the Board and Compensation and Nominating/Corporate Governance Committees.

The Company has retained Mercer to provide additional consulting services at the direction of management and to assist with management’s recommendations for our peer group and executive compensation. Mercer assists with market analysis, plan design, proxy disclosure review, review of corporate governance practices and periodically participates in Committee meetings and reviews Committee materials.

From time to time, the Company’s Chairman of the Board, President–Chief Executive Officer, Senior Vice President–Tax & Chief Audit Executive, Vice President–General Counsel and Corporate Secretary, Vice President–Chief Financial Officer, Vice President–Human Resources and ABF President–Chief Executive Officer provide analysis and recommendations to the Committee on compensation issues.

At certain meetings, the President–Chief Executive Officer presents pay recommendations to the Committee for her direct reports. The President–Chief Executive Officer does not make recommendations on her own compensation. Some or all of the above-listed individuals routinely attend the meetings of the Committee to provide information relating to matters the Committee is considering. None of the above-listed individuals participate in discussions concerning their own pay or attend Committee executive sessions, except to the extent requested by the Committee.

Management formulates its recommendations with assistance from Mercer. The Committee considers management recommendations and reviews recommendations from Meridian before making decisions on compensation to be provided to the executives. The Committee feels these recommendations provide valuable insight in making compensation decisions; however, the Committee alone approves all pay decisions for the Named Executive Officers.

Determining Appropriate Pay Levels and Linkage to Objectives

The Committee has historically utilized a comparison of its compensation program with the compensation levels of executives at similar peer entities in our industry to determine whether the Company is providing a competitive compensation program within the market in which we compete for qualified executives. For base salary, the Company has historically targeted between the 25th and 50th percentiles of the market (i.e., the peer group described below) for Named Executive Officers. Annual cash incentives are designed to deliver total cash compensation (salary and annual incentives) to meet or exceed the 50th percentile of the market when the Company performs above target performance. Total direct compensation, including base salary, annual cash incentives, long-term cash incentives and equity awards, is also targeted to meet or exceed the 50th percentile of the market when the Company performs above target performance.

To assess the competitive range of pay for a particular position, the Committee periodically examines pay data for executives in positions of comparable size and complexity at other companies. The Company’s compensation peer group is designated by the Committee. The compensation peer group for 2011 is comprised of seven trucking companies that the Company considers to be its closest competitors for business and executive talent. The 2011 industry peer companies (which also comprise the same peer list from 2008 through 2010) are listed below:

•                  Con-way, Inc.

•                  J.B. Hunt Transportation Services, Inc.

•                  Landstar System, Inc.

•                  Old Dominion Freight Line, Inc.

•                  Saia, Inc.

•                  Werner Enterprises, Inc.

•                  YRC Worldwide, Inc.

During the fall of 2011, a market analysis was conducted for the Company’s executive compensation program in conjunction with the Company’s retention assessment and incentive plan review. This analysis indicated that total direct compensation for the Named Executive Officers is within the desired range when the Company performs well. The analysis examined peer group incentive plan designs and practices, as well as a review of severance and change in control agreements provided by peers.

Due to the strong performance orientation of the annual cash incentive, as discussed on page 27, and the long-term cash incentives, as described on page 29, the Committee is satisfied that above-median total cash and total direct compensation will only be awarded when the Company performs well against the historical ROCE (as further described below) of the S&P 500 companies. The S&P 500 is an appropriate performance benchmark because it is a broad-based group of companies in leading industries in the United States. The S&P 500 reflects the risk and return characteristics of the broader market on an on-going basis. While the S&P 500 includes companies that are larger than our Company, the performance of these companies reflects stable, well-managed organizations. Performance at or above the level of the S&P 500 companies is considered acceptable performance by management which is worthy of performance-based incentive payments. For long-term incentives for the three-year period beginning in 2011, the Company changed the Earnings Per Share (“EPS”) metric to Total Shareholder Return (“TSR”) to more directly align the cash long-term incentive plan with shareholder value creation.

The Committee evaluates Named Executive Officers’ compensation by analyzing two general categories: (i) short-term cash compensation and (ii) long-term incentive compensation.

Short-Term Cash Compensation						Long-Term Incentive Compensation
Base Salary	+	Annual Cash Incentive (1-Yr. Financial Goals)	=	Total Cash Compensation	+	Long- Term Cash Incentive (3-Yr. Financial Goals)	+	Equity Awards (Annual Grant with 5-Yr. vesting)	=	Total Direct Compensation

Although the Committee does review retirement, perquisites and other benefits such as the 401(k) plan, pension plan and health and welfare benefits, these benefits are not referenced against market data or used in determining compensation levels. These benefits are more fully described in the “Retirement and Other Benefits” and the “Perquisites” sections of this CD&A.

Pay for Performance

In addition to being designed to attract and retain effective management, our compensation program also has a strong relationship between pay and performance and our compensation programs evolve and are adjusted over time to support the Company’s goals and short and long-term objectives. The following chart illustrates how incentive payments (both short- and long-term) track with the Company’s net income performance.

Performance-based annual and long-term incentive compensation represents a significant portion of the Named Executive Officers’ compensation package.

Historically, the annual incentive plan was tied to ROCE for the S&P 500. There was no annual incentive benefit paid for performance in 2008 and 2009 due to the severe recessionary environment and its effect on the Company’s financial results. For 2010, the primary annual incentive plan was again tied to ROCE for the S&P 500 but cash flow improvement over the 2010 forecast was added as a second measure. While no payout was earned on ROCE in 2010, there was a benefit earned under the cash flow improvement component of the plan. For 2011, the annual incentive plan benefit was based on 2011 cash flow improvement over 2010 and ROCE. The target cash flow improvement for 2011 was exceeded resulting in a payout under the cash flow component; however, the threshold payout under the ROCE component was not attained. The resulting payment was below target incentive levels.

The 2011-2013 long-term incentive compensation plan is based equally on ROCE and TSR relative to a peer group. TSR replaced EPS and was added to incorporate a relative metric into the long-term plan that reflects the cyclicality of the Company’s industry. The Committee believes that this more directly aligns the plan with shareholder value creation. Prior long-term incentive compensation plans were based on EPS growth and ROCE. There have been no recent payouts under the long-term plans because of the continuing effects of the recent unprecedented recession and its effect on the Company’s financial results. There was no payout earned under the 2007-2009, 2008-2010 and 2009-2011 long-term incentive compensation plans and there is no benefit currently accrued under the 2010-2012 or 2011-2013 plans.

2011 Variable vs. Fixed Compensation

The charts below show the significant portion of the Named Executive Officers’ 2011 target compensation that was variable based on reaching certain performance goals or the value of the Company’s Common Stock.

Components of Compensation

Base Salary.  Base salaries for Named Executive Officers are reviewed by the Committee on an annual basis. In establishing base salaries, the Committee reviews the following:

•                  the Company’s compensation philosophy and objectives as described above;

•                  market analysis, the latest of which was conducted in 2011 by Mercer;

•                  input from the Compensation Committee’s independent consultant, Meridian;

•                  economic and inflationary factors;

•                  the Company’s recent and historical financial performance;

•                  the Company’s strategic plans;

•                  the resources of the Company; and

•                  the President–Chief Executive Officer’s recommendations (on positions other than her own).

The Committee does not assign a specific weighting to any of these factors.

For 2011, the Committee approved modest base salary increases for the Named Executive Officers, generally, consistent with increases made for salaried employees. Other than with respect to Ms. McReynolds, base salaries of the Named Executive Officers increased by approximately 3% in 2011. Based on Ms. McReynolds’ performance as the Company’s President–CEO since January 1, 2010 and the Company’s continued improvement in operating results, the Committee increased Ms. McReynolds salary from $450,000 to $525,000 in 2011. This increase was a part of the Compensation Committee’s plan to increase Ms. McReynolds’ pay level as she has additional time in her new CEO role. With this increase, her salary is between the 25th and 50th percentile as compared to our compensation peer group on page 25. The following chart shows the base salary rates for each Named Executive Officer for 2010 and 2011:

	2010 Salary	2011 Salary
Judy R. McReynolds(1)	$450,000	$525,000
Wesley B. Kemp	$400,000	$412,000
Roy M. Slagle	$275,000	$285,000
J. Lavon Morton	$275,000	$285,000
Michael E. Newcity(2)	$190,083	$258,000

(1)          Ms. McReynolds was promoted to ABC President-CEO effective January 1, 2010.

(2)          Mr. Newcity was promoted to ABC Vice President–Chief Financial Officer on June 1, 2010; therefore, his 2010 salary reflects only seven months at a CFO salary level. His annualized CFO salary in 2010 was $250,000.

Annual Cash Incentive Compensation.  As in 2010, the annual cash incentive compensation plan benefit for 2011 was based on the Company’s ROCE and cash flow improvement. In 2011, the performance metrics were equally weighted. Under the plan, participants would receive a payout if certain cash flow improvement levels over 2010 were met and/or if certain ROCE levels were achieved. Cash flow was calculated as operating income (loss) plus depreciation and amortization on fixed assets less net capital expenditures. ROCE is generally calculated by dividing net income (adjusted for nonrecurring or unusual items) by average debt plus average equity for the applicable period. The Committee and management believe that ROCE keeps participants focused on the profitable use of Company resources and promotes profitable growth, both of which increase the value of the Company to its stockholders. Additionally, ROCE is a valuable motivational tool since it can be calculated throughout the year by participants.

The ROCE incentive award scale is based on on-going studies conducted since the inception of the ROCE plan in 1998 regarding the average ROCE for the S&P 500 publicly traded companies over longer periods of time. In 2010, a minimum of 3% ROCE had to be achieved for any incentive to be earned, with higher levels of ROCE resulting in additional earned incentive. Based on improving operating results in 2010, the 2011 threshold for ROCE was increased to 5%.

The Committee also adjusted the maximum annual award under the 2011 plan from the lesser of $3 million per participant or 400% of the participant’s base salary to 250% of the participant’s target incentive opportunity for the plan. This change lowered the maximum payout for all plan participants based on salary levels at January 1, 2011. For example, the maximum payout for the Company’s President and CEO was $1.3 million ($525,000 x 100% x 2.5) for 2011.

For 2011, Named Executive Officers had a target incentive opportunity expressed as a percentage of their base salary called the target salary factor that is multiplied by a performance factor determined by the cash flow improvement or ROCE achieved by the Company.

The following table shows the 2011 target salary factors for the annual incentive plan:

Job Title	Target Salary Factor
ABC President & CEO	100%
ABF President & CEO	70%
ABC Senior Vice President ABF Senior Vice President	50%
ABC Vice President–CFO	40%

The following tables show how the Company determined the performance factor applied in each half of the incentive paid under the 2011 annual cash incentive compensation plan:

Cash Flow Improvement	Performance Factor Earned
<+$20 million	0%
+$20 million	40%
+$50 million	100%
+$100 million	200%

The cash flow component was capped at a 200% performance factor.

ROCE % Achieved	Performance Factor Earned
<5%	0%
5%	50%
10%	100%
15%	300%

The ROCE component was capped at a 300% performance factor.

Performance requirements for an incentive under the ROCE component of the 2011 annual plan were not met; therefore, no 2011 incentive amount was paid under the ROCE component of the 2011 annual plan. Cash flow improvement in 2011 resulted in a payout of approximately 146% of the target incentive opportunity.

Job Title	2011 Target Incentive Opportunity	Actual 2011 Annual Incentive Plan Payout
ABC President & CEO	$525,000	$383,093
ABF President & CEO	$288,400	$210,445
ABC Senior Vice President ABF Senior Vice President	$142,500	$103,982
ABC Vice President–CFO	$103,200	$75,305

Long-Term Cash Incentive Compensation.  The Committee has adopted three-year cash incentive programs for 2008, 2009, 2010, 2011 and 2012 (each new three-year measurement period is considered a separate and distinct cash long-term incentive plan for purposes of performance measures and payouts), each of which include certain Named Executive Officers as participants. The cash long-term incentive plan provides long-term incentive compensation as described below. Management and the Committee believe that the combination of performance measures in the cash long-term incentive plan places an emphasis on motivating profitable growth and on the level of profitability from the efficient use of Company assets. Additional detail on potential payout levels can be found in the “Grants of Plan-Based Awards” section.

In January 2011, the Committee adopted a three-year cash long-term incentive plan program for January 1, 2011 through December 31, 2013. The 2011-2013 cash long-term incentive plan is comprised of two parts:

Cash Long-Term Incentive Plan Components	Weighting
Relative TSR Component	50%
ROCE Component	50%

Following a review of peer group incentive plan designs in 2010, the Committee retained the ROCE component for the 2011-2013 cash long-term incentive plan and changed the growth component to TSR compared to our performance peer group. This peer group consists of 19 publicly held transportation companies, all of which are engaged in motor freight transportation or related businesses as a significant part of their business. The purpose of the plan is to encourage focus on efficient use of corporate assets to create profitable growth during the measurement period and to reward participants when they outperform their peer group, particularly in light of the cyclical nature of the Company’s industry. The addition of the relative TSR component is intended to more directly align the plan with shareholder value creation.

The performance peer group for the TSR component of the 2011-2013 cash long-term incentive plan is as follows:

Celadon, Inc.	Ryder System, Inc.
CH Robinson Worldwide, Inc.	SAIA, Inc.
Con-way, Inc.	Swift Transportation Corporation
Covenant Transport, Inc.	United Parcel Service, Inc.
FEDEX Corp.	Universal Truckload Services
Heartland Express, Inc.	USA Truck, Inc.
J.B. Hunt Transport Services	Vitran Corporation
Knight Transportation, Inc.	Werner Enterprises
Landstar Systems, Inc.	YRC Worldwide, Inc.
Old Dominion Freight Line, Inc.

For the “ROCE Component,” the Committee determined that it would use the Company’s three-year average ROCE as its performance measure. The ROCE goal is based on studies conducted by the Company on the long-term averages of ROCE for S&P 500 publicly traded companies over longer periods of time. The minimum ROCE required to receive an incentive under the cash long-term incentive plan is 3%, which has been the threshold utilized by the Company since 2009. The actual incentive earned for the ROCE Portion was dependent on the three-year average of ROCE achieved and the participant’s average annualized base salary during the measurement period. Participants receive 100% of their target incentive opportunity, subject to the applicable weighting for the ROCE Portion, if an ROCE level of 10% is achieved during the measurement period.

The Committee reduced the maximum total payout for the 2011-2013 award from 400% of the participant’s average base salary during the measurement period, subject to a cap of $2 million times the number of years in the measurement period to a maximum payout of 250% of the participant’s target incentive opportunity, subject to a cap of $2 million times the number of years in the measurement period. This revised limit reduced the maximum payout opportunity for all plan participants.

Ms. McReynolds and Messrs. Morton, Slagle and Newcity currently participate in the cash long-term incentive plan as of December 31, 2011. Mr. Kemp did not participate in the cash long-term incentive plan because he continued to participate in the Deferred Salary Agreement (“DSA”) retirement program. As described more fully below, in prior years, the Named Executive Officers were given an election to remain in the DSA or transition to the cash long-term incentive plan program.

For 2011, participating Named Executive Officers had a target incentive opportunity expressed as a percentage of their base salary called the target salary factor that is multiplied by a performance factor for each performance component. The following table shows the 2011 target salary factor for the participating Named Executive Officers.

Job Title	Cash Long-Term Incentive Plan Incentive Award Salary Factor (“Salary Factor”)
ABC President & CEO	85%
Senior Vice Presidents	70%
Vice President–CFO	55%

The following tables show how payments are determined for each half of the cash long-term incentive plan:

Relative TSR	Performance Factor Earned for Relative TSR
< 25th percentile	0%
25th percentile	25%
50th percentile	100%
75th percentile	200%

ROCE % Achieved	Performance Factor Earned on ROCE
<3%	0%
3%	30%
10%	100%
15%	300%

Any payments for the 2011-2013 cash long-term incentive plan will be made in January 2014.

The 2011-2013 cash long-term incentive plan awards provide for payment of the award at the time a change in control occurs, at the greater of deemed target performance, or the performance actually attained at the time of a change in control. See the “Potential Payments Upon Termination or Change In Control” section for more information.

Equity Awards. The Company’s policies and practices for aligning the Named Executive Officers’ interests with stockholders’ interests and encouraging stock ownership by Named Executive Officers are described below:

Stock Ownership Policy – The Committee believes that the Named Executive Officers should maintain meaningful equity holdings in the Company. The Board of Directors adopted a Stock Ownership Policy (the “Policy”) for Named Executive Officers that became effective January 1, 2008. Under this Policy, Named Executive Officers must own stock with a value equal to or greater than the following multiple of their base salary by January 1, 2013 or five years from the date of their appointment to a position subject to the Policy. If a Named Executive Officer is already subject to the Policy and is subsequently promoted, that officer will have three years from the promotion date to satisfy the new higher ownership requirement.

Position Title	Stock Ownership Multiple
ABC President & CEO	3 x base salary
Other Named Executive Officers	2 x base salary

Participants may not sell any shares granted under a Company award agreement (except to pay the exercise price of stock options or taxes generated as a result of equity grants) until they satisfy the stock ownership requirement. Stock owned in a Company-sponsored retirement plan, restricted stock, RSUs, and stock owned outright count toward the ownership requirement. Should a person covered by the Policy fail to have the required amount accumulated after his or her required compliance date, then further equity grants may be discontinued until the person has complied with the Policy. All Named Executive Officers have either met the requirement or are making progress to meet the stated guidelines prior to their required compliance date. The Committee monitors ownership levels annually. The Committee reserves the right to amend or terminate the Policy at any time or waive the restrictions for any individual at its sole discretion.

Equity Award Practices – The Committee’s policy for granting equity awards states:

•          the Committee shall be responsible for the granting of all equity-based compensation;

•          the award dates for each grant shall be five business days following the Company’s applicable quarter’s earnings release;

•          the exercise price or value of the grant shall be determined by reference to the closing price of the Company’s Common Stock on the specified award date; and

•          the number of shares/units awarded will be based on stated dollar amounts for each participant.

Prior to 2005, the Named Executive Officers were awarded stock options. A portion of these options are still outstanding but all outstanding options are fully vested.

Beginning in April 2007, the Committee decided to grant RSUs rather than restricted stock due to the tax complexities of restricted stock. The Committee believes the awarding of RSUs with five-year cliff vesting facilitates the Named Executive Officers’ accumulation of an equity interest in the Company. This vesting schedule also assists the Named Executive Officers in complying with the Stock Ownership Policy. Stock will be issued in settlement of the RSUs on the regular 5-year vesting date or, if earlier, at the time the Named Executive Officer’s employment terminates. Prior to 2007, the Committee awarded restricted stock shares to the Named Executive Officers, the last of which vested in 2011.

In 2011, Named Executive Officers were granted RSUs under the Company’s 2005 Ownership Incentive Plan as follows:

Named Executive Officer	Target Award Value	RSUs Granted
Judy R. McReynolds	$330,000	14,600
Wesley B. Kemp	$240,000	10,600
J. Lavon Morton	$180,000	8,000
Roy M. Slagle	$180,000	8,000
Michael E. Newcity	$170,000	7,500

The number of shares awarded to each Named Executive Officer was based on the Named Executive Officer’s position within the Company. Other considerations included the total number of shares available to be granted, the number of previously granted RSUs currently outstanding, burn rate and potential shareholder dilution.

See the “Outstanding Equity Awards at 2011 Fiscal Year-End” section for additional information.

Retirement and Other Benefits. The Named Executive Officers are eligible to participate in retirement and benefit programs as described below. The Committee reviews the overall cost to the Company of the various programs generally on an annual basis or when changes are proposed. The Committee believes the benefits provided by these programs continue to be important factors in attracting and retaining the overall officer group, including the Named Executive Officers; however, in recent years, these benefits have become more limited.

Historically, the Company and ABF have provided officers with the predominate portion of their long-term cash compensation through post-employment payments under the Supplemental Benefit Plan (the “SBP”) and DSA retirement programs described below. It is the Committee’s belief that the cash long-term incentive plan should be more effective in motivating the officer group to achieve multi-year strategic and financial objectives than post-employment cash compensation under the SBP and DSA programs, which were generally not performance-based plans. In the transition to the cash long-term incentive plan, the Committee sought to balance the SBP and DSA participants’ existing expectations and rights under the plans with the Committee’s desire to curtail the programs. In December 2005, the SBP and the DSA programs were closed to new entrants and a cap was placed on the maximum SBP payment. In place of the SBP and DSA programs, new officers of the Company or ABF appointed after 2005 are eligible to participate in the cash long-term incentive plan.

As part of the Committee’s transition program, officers who were already participants in the SBP and DSA programs were given an irrevocable election in November 2006 to have their benefits under the SBP and DSA frozen as of January 31, 2008, and begin participating in the cash long-term incentive plan beginning in 2007. Based on this election opportunity, Ms. McReynolds agreed to freeze her SBP and DSA benefits as of January 31, 2008. Beginning in 2007, Ms. McReynolds began participating in the cash long-term incentive plan as described above.

SBP accruals were frozen for all remaining participants effective December 31, 2009. The Named Executive Officers still participating in the SBP and DSA as of the December 31, 2009 SBP freeze date were given two election options: (i) freeze their DSA benefit as of December 31, 2009 and commence participation in the cash long-term incentive plan beginning January 1, 2010; or (ii) continue participation in the DSA. Mr. Slagle and Mr. Morton elected to freeze their DSA benefit as of December 31, 2009 and began participation in the cash long-term incentive plan beginning January 1, 2010. Mr. Kemp elected to continue participating in the DSA and to not participate in the cash long-term incentive plan.

As a newly promoted officer, Mr. Newcity is not a participant in the SBP or DSA and, therefore, automatically participates in the cash long-term incentive plan.

Supplemental Benefit Plan – Prior to 2010, the Company maintained a noncontributory, unfunded supplemental pension benefit plan that supplements benefits under the Arkansas Best Corporation Pension Plan (the “Pension Plan”). Under the SBP, the Company will pay sums in addition to amounts payable under the Pension Plan to eligible officers, including the Named Executive Officers. The SBP has been frozen since December 31, 2009. See the “2011 Pension Benefits” section for more information.

Deferred Salary Agreements – The Company and ABF also have unfunded, noncontributory DSAs with certain of their officers. Mr. Kemp is the only Named Executive Officer that continued to accrue a benefit under the DSA beyond December 31, 2009. As of Mr. Kemp’s retirement on December 31, 2011, no Named Executive Officers are active participants in the DSA after 2011. See the “2011 Pension Benefits” section for more information.

Pension Plan – As part of their postemployment compensation, the Named Executive Officers participate in the Company’s Pension Plan on the same basis as all other eligible noncontractual employees hired prior to January 1, 2006. See the “2011 Pension Benefits” section for more information on the benefit and terms and conditions of the Pension Plan.

401(k) Savings Plan – The Company maintains the Arkansas Best 401(k) and DC Retirement Plan for eligible noncontractual employees. The Named Executive Officers are eligible to participate in this plan on the same basis as all other eligible employees. Prior to 2010, the Company matched 50% of the employee’s contributions up to a maximum of 6% of the employee’s eligible earnings subject to the Internal Revenue Service (“IRS”) annual compensation limit. Due to the adverse economic environment and its effect on the Company’s operating results and the need to conserve cash, the 401(k) match was suspended in 2010 and 2011. The 401(k) match was reinstated at the prior rate effective January 1, 2012.

Voluntary Savings Plan (“VSP”) – The Arkansas Best VSP is a nonqualified plan created to offset the IRC limitations on contributions to the Company’s 401(k) plan for certain eligible officers, including the Named Executive Officers. Prior to 2010, the Company matched 15% of the participant’s contributions up to a maximum annual match amount of $15,000. The match was suspended for the VSP effective January 1, 2010. See the “2010 Non-Qualified Deferred Compensation” section for a more detailed description of the VSP. Mr. Morton is the only Named Executive Officer who has a balance in the VSP.

Health and Welfare Plans – The Company provides medical, dental, vision, life insurance and disability benefits to all eligible noncontractual employees. The Named Executive Officers are eligible to participate in these benefit plans on the same basis as all other employees. The Named Executive Officers also have individual long-term disability policies subsidized by the Company that supplement the group disability policy.

Officer Life Insurance – The Company’s and ABF’s officers, including the Named Executive Officers, are provided with life insurance coverage of $1 million in the event they suffer accidental death while traveling on Company business.

Post-Employment Medical Policy (“Executive Medical Policy”) – The Company provides the Named Executive Officers and their eligible dependents with lifetime health coverage under the Company’s Executive Medical Policy following their termination of employment after age 55 with ten years of service. The health coverage is provided through a fully insured third-party provided health plan. Eligible officers from age 55 to 60 pay a premium to the Company, historically equivalent to the then current COBRA rate. From age 60 to 65, the terminated officer is required to reimburse the Company an amount equivalent to the premium paid for health coverage by active officers of the Company. For retired officers age 65 and over, nominal premiums are charged by the Company for continued retiree coverage.

The Executive Medical Policy provides that coverage will be forfeited if the officer becomes an employee, consultant or director of, or has an ownership interest in, any competitor of the Company.

Perquisites. Perquisites are generally limited to situations where there is some related business benefit to the Company, such as personal travel cost associated with spousal attendance at Company or industry events. See the “Summary Compensation Table” for a listing of the reportable perquisites for the Named Executive Officers.

Employment Agreements and Change in Control Provisions

In September 2011, the Committee conducted an assessment of retention programs within our peer group and the broader market. It was determined that the Company did not have adequate protection in place for its Named Executive Officers in the event of a change in control. In January 2012, the Committee approved a Change in Control Plan for certain senior officers of the Company including the Named Executive Officers. The Committee felt the new plan serves the best interests of the shareholders since it helps retain executives during uncertain times leading up to and immediately following a change in control. By providing fair compensation in the event of termination following a change in control, it allows the executives to reasonably evaluate potential actions without concern over how it may impact them financially.

The new plan provides the following benefits if an eligible executive is involuntarily terminated following a change in control:

(i)      a cash payment (for Ms. McReynolds the payment is two times her base salary plus two times her average annual cash incentive and for the remaining Named Executive Officers the payment is one times the executive’s base salary plus one times his average annual cash incentive);

(ii)     a prorated annual incentive payment for the year of termination;

(iii)    prorated cash long-term incentive payments;

(iv)    full vesting of all equity awards; and

(v)     a lump sum payment adequate to cover medical and dental premiums for 24 months

In addition, during 2011, each of the officer compensation programs listed below contains provisions which accelerate that program’s benefit if certain Company change in control events occur:

•                  Annual cash incentive plan

•                  Equity awards

•                  Cash long-term incentive plan

•                  DSA

•                  VSP

The benefits are intended to provide the officer participants with a reasonable severance package that is based on the value the officers have created and is realized by the Company’s stockholders in the event of a change in control. Generally, these change in control provisions currently provide that accelerated benefits will not be paid to the limited extent such benefit would constitute an excess parachute payment under IRC Section 280G. None of the change in control provisions require the Company to gross-up a Named Executive Officer for taxes they may owe on change in control benefits. However, beginning in 2012, the terms of the Change in Control Plan provide that a best-of-net calculation will be performed to determine whether change in control benefits due to the Named Executive Officers will be reduced (so no excise tax will be imposed) or will be paid in full (with any excise taxes resulting to be paid in full by the Named Executive Officer). See the “Potential Payments Upon Termination or Change in Control” section for additional information regarding these change in control provisions.

Ethical Conduct

The Committee has implemented a policy for the “clawback” of any bonus or incentive compensation awarded to any executive officer, including a Named Executive Officer, whose misconduct contributed to the Company being required to restate its financial statements. Under the terms of the policy, the Board will require reimbursement of any bonus or incentive compensation awarded or effect the cancellation of unvested restricted or deferred stock awards previously granted to the executive officer under the scenarios described below:

•                  The amount of the bonus or incentive compensation was calculated based upon the achievement of certain financial results that were subsequently the subject of the restatement;

•                  The executive officer engaged in intentional misconduct that caused or partially caused the need for the restatement; and

•                  The amount of the bonus or incentive compensation that would have been awarded to the executive officer had the results been properly reported would have been lower than the amount actually awarded.

Prohibited Transactions in Company Stock

In October 2011, the Company added language to its Insider Trading Agreement prohibiting certain transactions in the Company’s securities including the purchase or sale of puts, calls, options, or other derivative securities based on the Company’s securities. The policy also prohibits monetization transactions, such as forward sale contracts, in which the stockholder continues to own the underlying security without all the risks or rewards of ownership, short-selling Company securities or “selling against the box” (failing to deliver sold securities) as well as any other hedging transaction involving the Company’s securities.

Tax and Accounting Implications

Deductibility of Executive Compensation. Section 162(m) of the IRC generally precludes a public company from taking a federal income tax deduction for annual compensation in excess of $1 million per individual paid to its Chief Executive Officer or the other three most highly compensated officers of the Company (other than the Chief Executive Officer or Chief Financial Officer). Under Section 162(m), certain compensation, including “performance-based compensation,” is excluded from this deduction limitation. It is the Committee’s intent to structure compensation paid to the officers to be fully deductible; however, from time to time, the Committee may award compensation that may not be fully deductible if it determines that such awards are consistent with its compensation philosophy and in the best interests of the Company and its stockholders. The Committee has been advised that all of the 2011 compensation paid to the Named Executive Officers is deductible.

Non-Qualified Deferred Compensation. The Company designs and operates its nonqualified deferred compensation arrangements in a manner that is intended to be in compliance with Section 409A of the IRC and the final regulations issued thereunder.

Key Compensation Actions, Including Changes for 2012

Base Salary Increases:  In December 2011, the Committee approved modest base salary increases for the Named Executive Officers effective January 1, 2012, generally consistent with increases made for salaried employees. Other than with respect to Ms. McReynolds and Mr. Slagle, base salaries of the Named Executive Officers increased by approximately 3%. Based on Ms. McReynolds’ performance in her second year as the Company’s President–CEO and the Company’s continued improvement in operating results for the past two years, the Committee increased Ms. McReynolds salary from $525,000 to $575,000. With this increase, her salary is between the 25th and 50th percentile as compared to our compensation peer group on page 25. Mr. Slagle’s salary was increased from $285,000 to $375,000 upon his promotion to ABF President and CEO effective January 1, 2012.

Annual Incentive Goals and Metrics:  For the 2012 Annual Cash Incentive Compensation Plan, the incentive continues to be based in part on ROCE as a primary metric. However, the Committee wanted to shift the focus to improving operating results. Therefore, beginning in 2012, the cash flow improvement metric was replaced with operating income improvement. Operating income was added in 2012 to encourage focus on profitable growth of the Company. The 2012 metrics are weighted 50% each.

Annual Incentive Opportunity: The target incentive opportunity for Mr. Newcity, the Company’s Chief Financial Officer since June 2010, was raised from 40% to 45% of base salary based on his performance during that time period and to bring him closer to the 50th percentile in total compensation as compared to our compensation peer group, based on results of the 2011 market analysis.

Long-Term Incentive Plan:  The 2012-2014 cash long-term incentive plan continues to be based on ROCE and relative TSR. Under the cash long-term incentive plan, the Company’s relative 3-year TSR is compared to our performance peer group. TSR was added as a metric to our long-term plans beginning in 2011 to incorporate a relative metric into the long-term plan that reflects the cyclicality of the Company’s industry. The Committee believes that this more directly aligns the plan with shareholder value creation.

Retention Analysis:  In September 2011, the Committee conducted an assessment of retention programs within our peer group and the broader market. It was determined that the Company did not have adequate protection in place for its Named Executive Officers in the event of a change in control. In January 2012, the Committee approved a Change in Control Plan for certain senior officers of the Company including the Named Executive Officers. Depending on the position of the officer, the basic benefit under the plan is equal to one or two times base salary plus three-year average annual bonus.  In adopting the new plan, the Committee followed current governance trends by using a plan (rather than individual agreements), requiring a double trigger for equity vesting (unless the successor fails to assume outstanding awards) and cash benefits, and by excluding any payment of or gross up for excise taxes. Additional details on the new program can be found on page 54.

Peer Group:  The peer group used for both market compensation comparisons and relative TSR performance in the cash long-term incentive plan was updated to more accurately represent the Company’s direct competitors. In January 2012, the Committee revised the peer group used for compensation and performance comparisons for 2012 to the Stephen’s Transportation Index with the addition of YRC Worldwide, Inc. The companies included in the peer group are: Celadon Group Inc.; Con-Way, Inc.; Covenant Transport, Inc.; Heartland Express, Inc.; Knight Transportation, Inc.; Marten Transport, Ltd.; Old Dominion Freight Line, Inc.; SAIA, Inc.; Swift Transportation Corporation; USA Truck Inc.; Vitran Corporation; Werner Enterprises and YRC Worldwide, Inc.

Benefits:  The 401(k) match was reinstated effective January 1, 2012 after a suspension during 2010 and 2011.

Anti-hedging: In October 2011, the Company added language to its Insider Trading Agreement prohibiting certain transactions in the Company’s securities, including the purchase or sale of puts, calls, options, or other derivative securities based on the Company’s securities. The policy also prohibits monetization transactions, such as forward sale contracts, in which the stockholder continues to own the underlying security without all the risks or rewards of ownership, short-selling Company securities or “selling against the box” (failing to deliver sold securities) as well as any other hedging transaction involving the Company’s securities.

Risk Assessment: The most recent compensation plan risk assessment by the Committee was conducted in January 2012. For more information on the risk assessment process and results, see the section of this proxy titled “Governance of the Company - Board’s Role in Risk Oversight” in the Corporate Governance section of this proxy.

Compensation Committee Report

The Compensation Committee generally meets in conjunction with the Company’s regular Board of Directors meetings but also holds special meetings when deemed appropriate. In 2011, the Compensation Committee met eight times. The Nominating/Corporate Governance Committee has determined that each member of the Compensation Committee meets applicable NASDAQ independence standards and IRC Section 162(m) non-employee director requirements. The Compensation Committee Charter is published in the Corporate Governance section of the Company Web site at www.arkbest.com.

The Compensation Committee has reviewed and discussed the above Compensation Discussion & Analysis with management and based on the review and discussions, the Compensation Committee recommended to the Company’s Board of Directors that it be included in the Company’s Annual Report filed on Form 10-K and, as applicable, the Company’s 2012 Proxy Statement.

Committee Members

William M. Legg, Chairman

John W. Alden

Craig E. Philip

Compensation Committee

Interlocks and Insider Participation

None of the Compensation Committee members are officers or employees or former officers or employees of the Company. No executive officer of the Company serves as a member of the Board of Directors of any other entity or the Compensation Committee of any other entity that has one or more executive officers serving as a member of the Company’s Board or Compensation Committee. Messrs. Legg, Alden, Morris and Philip served on the Compensation Committee in 2011.

Summary Compensation Table

The following table sets forth compensation paid for the fiscal years indicated for our 2011 Named Executive Officers.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Judy R. McReynolds ABC President–CEO	2011 2010 2009	$ 525,000 450,000 275,000	$ 329,960 329,376 180,400	$ 383,093 142,799 –	$ 92,858 72,776 109,672	$ 16,496 2,818 8,471	$ 1,347,407 997,769 573,543

Wesley B. Kemp(5) ABF President–CEO	2011 2010 2009	412,000 400,000 350,000	239,560 239,136 239,030	210,445 118,120 –	164,336 228,821 265,350	80,252 19,852 39,405	1,106,593 1,005,929 893,785

J. Lavon Morton(6) ABC Senior Vice President– Tax and Chief Audit Executive	2011 2010	285,000 275,000	180,800 180,480	103,982 74,338	41,891 113,460	1,483 1,483	613,156 644,761

Roy M. Slagle(7) ABF Senior Vice President– Sales and Marketing	2011 2010 2009	285,000 275,000 275,000	180,800 180,480 180,400	103,982 74,711 –	263,546 271,657 158,841	28,107 21,855 25,907	861,435 823,703 640,148

Michael E. Newcity(8) ABC Vice President– Chief Financial Officer	2011 2010	258,000 190,083	169,500 169,200	75,305 36,572	46,015 33,956	513 291	549,333 430,102

(1)          The amounts reflect the aggregate grant date fair value of RSU awards to the Named Executive Officers during 2011 under the 2005 Ownership Incentive Plan, computed in accordance with FASB ASC Topic 718, determined without regard to forfeitures. The fair value of RSU awards is equal to the fair market value of the Company’s Common Stock on the date of grant multiplied by the number of RSUs awarded. The Named Executive Officers each received an award of RSUs under the 2005 Ownership Incentive Plan on May 2, 2011 (computed using the closing price of $22.60 per share on such date). The actual amount realized by the officer will vary based on a number of factors, including the Company’s performance, stock price fluctuations, and applicable vesting. Dividends are paid on RSUs at the same rate and at the same time as the dividends paid to Company stockholders. See Note I to our consolidated financial statements included in our Annual Report on Form 10-K for fiscal 2011 for additional detail regarding assumptions underlying the value of these equity awards.

(2)          The amounts reflect annual incentive cash compensation earned during 2011 and paid during January 2012 for the annual incentive plan. See the “2011 Grants of Plan-Based Awards” table for additional information on these plan awards. There were no amounts paid with respect to, or accrued under the cash long-term incentive plans during 2011 for the 2009-2011, 2010-2012, or the 2011-2013 cash long-term incentive plans.

(3)          Reflects the increase in actuarial present value for 2011 of each Named Executive Officer’s accumulated benefit under the Company’s Pension Plan, legacy SBP and DSAs. The SBP and DSA have been frozen to new entrants and only certain Named Executive Officers participate in those arrangements. The values reported are determined using the same assumptions as used by the Company for financial reporting purposes for the Company’s Pension Plan, SBP and DSAs. See the “2011 Pension Benefits” section for additional information on these plans.

The 2011 change in value by plan is as follows:

	McReynolds	Kemp	Morton	Slagle	Newcity

Pension Plan	$50,054	$55,803	$30,603	$94,468	$46,015
Supplemental Benefit Plan	38,124	12,244	887	148,678	–
Deferred Salary Agreement	4,680	96,289	10,401	20,400	–
Total Increase	$92,858	$164,336	$41,891	$263,546	$46,015

Earnings under the Company’s VSP are not above market and are not included in this table.  Of the Named Executive Officers, only Mr. Morton participates in the VSP.  Earnings with respect to outstanding vested RSUs are also not above market and are not included in this column.  See the “2011 Non-Qualified Deferred Compensation” section for additional information on the VSP and RSU arrangements.

(4)          All Other Compensation for 2011 consists of the following:

	McReynolds	Kemp	Morton	Slagle	Newcity

401(k) Company Match	$–	$–	$–	$–	$–
Long-Term Disability Premiums	1,931	2,276	1,303	1,161	333
24-Hour Accidental Death Premiums	180	180	180	180	180
Vacation Pay	–	39,615	–	–	–
Perquisites(i)	11,852	34,205	–	22,801	–
Gross-Ups(ii)	2,533	3,976	–	3,965	–
Total Other Compensation	$16,496	$80,252	$1,483	$28,107	$513

(i)                  Perquisite values for Ms. McReynolds and Messrs. Kemp and Slagle include expenses for spousal travel to Company or industry events and any related Company lost tax deduction resulting from the spouse accompanying the Named Executive Officer on a Company airplane. In addition, Mr. Kemp’s perquisite value also includes a retirement gift and travel for purposes not related to vacation or recreational activities. Mr. Slagle’s perquisite value includes travel club fees. Ms. McReynolds perquisite value includes a Christmas gift from the Company (the Company also provides a Christmas gift to each of the other Board members). In general, the Company’s executive officers are not allowed to use corporate aircraft for personal trips. When appropriate for business purposes, executive officers’ spouses are permitted to accompany them on trips. Executive officers are also permitted to invite their spouse or other personal guests to occasionally accompany them on business trips when space is available. When the spouse’s or guest’s travel does not meet the IRS standard for “business use,” the cost of that travel, determined under the IRS Standard Industrial Fare Level, is imputed as income to the executive officer, and if the spouse’s travel was related to a business purpose, the Company will reimburse the executive officer for the associated income tax resulting from the imputed income.

The Company determines the cost of personal use of Company aircraft using all aircraft operating costs and total flight hours as prescribed by IRS Notice 2005-45 and related regulations. Under IRS rules, spousal travel on a business trip is generally considered nonbusiness travel. The incremental cost to the Company included in the perquisite values above is based on the Company’s normal effective income tax rate.

(ii)                   Tax gross-ups for Ms. McReynolds and Messrs. Kemp and Slagle are for spousal travel to a Company or industry event. Mr. Kemp’s gross-up amount also includes a retirement gift.

(5)          Mr. Kemp retired as ABF President–Chief Executive Officer effective December 31, 2011.

(6)          Mr. Morton was not a Named Executive Officer for 2009. Accordingly, the table includes Mr. Morton’s compensation for only 2010 and 2011.

(7)          Mr. Slagle became ABF President–Chief Executive Officer effective January 1, 2012.

(8)          Mr. Newcity was not a Named Executive Officer for 2009. Accordingly, the table includes Mr. Newcity’s compensation for only 2010 and 2011.

2011 Grants of Plan-Based Awards

The following table provides information related to non-equity and equity-based awards made to the Named Executive Officers for the 2011 fiscal year:

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards(3, 4)			All Other Stock Awards
Name (a)	Award Type(1)	Grant Date (b)	Approval Date (c)(2)	Threshold	Target ($) (d)	Maximum	Number of Shares of Stock or Units (#) (d)	Grant Date Fair Value of Stock Awards (e)(5)
	AIP	01/25/2011	N/A	$ –	$ 525,000	$ 1,312,500
Judy R. McReynolds	RSU	05/02/2011	04/21/2011				14,600	$ 329,960
	C-LTIP	01/25/2011	N/A	–	464,338	1,160,845
Wesley B. Kemp	AIP	01/25/2011	N/A	–	288,400	721,000
	RSU	05/02/2011	04/21/2011				10,600	239,560
	AIP	01/25/2011	N/A	–	142,500	356,250
J. Lavon Morton	RSU	05/02/2011	04/21/2011				8,000	180,800
	C-LTIP	01/25/2011	N/A	–	207,586	518,966
	AIP	01/25/2011	N/A	–	142,500	356,250
Roy M. Slagle	RSU	05/02/2011	04/21/2011				8,000	180,800
	C-LTIP	01/25/2011	N/A	–	207,586	518,966
	AIP	01/25/2011	N/A	–	103,200	258,000
Michael E. Newcity	RSU	05/02/2011	04/21/2011				7,500	169,500
	C-LTIP	01/25/2011	N/A	–	147,652	369,129

(1)                  Award Types:

AIP = annual incentive compensation plan

RSU = restricted stock units granted under the 2005 Ownership Incentive Plan

C-LTIP = three-year cash long-term incentive compensation plan (2011-2013 plan period)

(2)                  The RSU award was approved by the Committee on April 21, 2011; however, the award was not effective until May 2, 2011. The terms of the Company’s equity award policy state the effective date of an equity award is the date which is five business days following the Company’s most recent quarter’s earnings release.

(3)                  The performance criteria for the 2011 annual incentive plan award were approved by the Committee on January 25, 2011. Amounts shown in the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” column with respect to the 2011 annual incentive plan award represent the threshold, target and maximum payment levels of the 2011 annual incentive plan. Awards under the annual incentive plan are described in greater detail in the narrative following this table and in the section above entitled “Compensation Discussion & Analysis – Components of Compensation – Annual Cash Incentive Compensation.” The actual amount of the 2011 annual incentive plan award paid for 2011 performance with respect to each Named Executive Officer is set forth in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table”.

(4)                  The performance criteria for the 2011-2013 cash long-term incentive compensation plan award were approved by the Committee on January 25, 2011. Amounts shown in the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” column represent the threshold, target and maximum payment levels with respect to cash long-term incentive compensation plan awards granted in 2011. Awards under the cash long-term incentive compensation plan are described in greater detail in the narrative following this table and in the section entitled “Compensation Discussion & Analysis – Components of Compensation – Long-Term Cash Incentive Compensation.”

(5)                  Reflects the full grant date fair value ($22.60 per share), computed in accordance with FASB ASC Topic 718, of RSU awards made under the 2005 Ownership Incentive Plan on May 2, 2011.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Non-Equity Incentive Compensation

Annual Incentive Compensation Plan: The 2011 awards granted under the Company’s annual incentive compensation plan were made on January 25, 2011. Awards under the annual incentive compensation plan become payable based on the Company’s actual performance for the year in relation to pre-established performance goals. Annual incentive compensation plan awards earned are generally paid as soon as administratively practicable following the date the awards are calculated, but no later than March 15 of the year following the year to which the performance goals relate. Participants generally must be employed on the payment date in order to receive payment of their earned annual incentive compensation plan awards. However, if participants terminate during the plan year due to early retirement (age 55 with 10 years of service), normal retirement (age 65), death or disability, such participants remain eligible to receive a prorated annual incentive compensation plan award, provided, in the case of early or normal retirement, the individual has been a participant for at least 90 days during the plan year. Payment of the prorated incentive, if any, is made at the end of the measurement period. Upon any other termination, a participant’s award will be forfeited, unless the Committee, in its discretion, decides that a prorated award should be paid. Upon a change in control, participants are entitled to a pro rata payment equal to the greater of 100% of their target incentive opportunity or the final award actually determined for the plan year during which the change in control occurs. Target salary factors are set forth in the “Compensation Discussion & Analysis” in the section entitled “Components of Compensation – Annual Cash Incentive Compensation.” Additional information regarding the treatment of these awards upon termination or a change in control is provided in the section below entitled “Potential Payments Upon Termination or Change in Control.”

For 2011, the performance goals under the annual incentive compensation plan were based on the level of free cash flow and the ROCE for the Company, and these performance goals were equally weighted. Free cash flow improvement for 2011 over 2010 free cash flow of at least $20 million for 2011 was necessary to trigger any payments under the 2011 cash flow component of the annual incentive compensation plan award, and a minimum 5% ROCE was required for 2011 to earn an award under the ROCE portion of the annual incentive compensation plan. A higher increase in improvement of free cash flow or higher level ROCE would have resulted in higher incentive payments. The maximum payment to any individual allowed under the plan during 2011 was (i) 200% of the cash flow component and (ii) 300% of the ROCE component. Because the Company’s ROCE did not reach a level that resulted in a payout for 2011, no payments were made with respect to the ROCE component of the annual incentive compensation plan awards granted in 2011. An incentive was, however, earned under the cash flow component of the 2011 annual incentive compensation plan. See “Components of Compensation – Annual Cash Incentive Compensation” in the section entitled “Compensation Discussion & Analysis” for further detail regarding awards under the Company’s annual incentive compensation plan.

Cash Long-Term Incentive Compensation Plan: The 2011 awards granted under the cash long-term incentive compensation plan were granted on January 25, 2011. Awards under the cash long-term incentive compensation plan become payable based on the Company’s actual performance over a three-year measurement period in relation to pre-established performance goals. Generally, participants in the cash long-term incentive compensation plan must remain employed through the end of the measurement period in order to receive payment of any earned award. However, if participants have at least 12 months of employment during a measurement period, such participants are eligible for a prorated benefit upon retirement (age 55 with 10 years of service), death or disability based on their base salary received and the period of time employed during the measurement period and payment, if any, is made at the end of the measurement period.

Upon a change in control, the participant is entitled to a pro rata benefit based on the number of months of participation in the applicable measurement period. The incentive is equal to the greater of 100% of their target incentive opportunity or the actual award earned as of the change in control date. Target salary factors are set forth in the “Compensation Discussion & Analysis” in the section entitled “Components of Compensation – Long-Term Cash Incentive Compensation.” Additional information regarding the treatment of these awards upon termination or a change in control is provided in the section below entitled “Potential Payments Upon Termination or Change in Control.”

For the 2011-2013 cash long-term incentive compensation plan, the performance goals were established based on ROCE and TSR relative to our peer group. These performance goals were equally weighted. No payment will be made under the ROCE portion of the cash long-term incentive compensation plan if the ROCE is less than 3%, with higher ROCE resulting in higher incentive payments. No payment will be made under the TSR portion of the cash long-term incentive compensation plan if the percentile rank of the Company’s TSR relative to the peer companies over the measurement period is below the 25th percentile, with higher TSR relative positioning resulting in higher incentive payments. The maximum payment to any individual allowed under the 2011-2013 cash long-term incentive compensation plan is based on a maximum performance factor earned of 300% for the ROCE component and 200% with respect to the TSR component. The incentive earned under the cash long-term incentive compensation plan will depend on the actual three-year average of ROCE achieved, the TSR relative positioning and the participant’s average annualized base salary during the measurement period. Any payment for the cash long-term incentive compensation plan award associated with 2011-2013 measurement period will be calculated and paid in January 2014.

Stock Awards under the 2005 Ownership Incentive Plan

RSUs were granted under the Company’s 2005 Ownership Incentive Plan on May 2, 2011. Vesting and settlement of RSUs generally occurs on the earlier of the fifth anniversary of the award date or the date the participant experiences a qualifying termination from employment with the Company. Upon a participant’s normal retirement (age 65) or termination due to death or disability, the RSUs will fully vest. If termination of the participant occurs within 24 months of a change in control of the Company for good reason or without cause (as defined in the RSU agreement), the participant’s RSUs become fully vested and will be distributed as soon as administratively possible, except where payment must be delayed for six months for key employees as required by Section 409A of the IRC. Upon early retirement eligibility (age 55 with 10 years of service), if a minimum of twelve months have elapsed since the award date, the participant becomes vested in a pro rata number of RSUs based on the number of whole months since the award date. The remaining shares subject to the RSUs will continue to vest with respect to 1/60 of the total number of shares subject to the award each month through the participant’s normal retirement date or, if sooner, the end of the vesting period. A participant does not have to terminate employment in order to vest upon normal or early retirement eligibility, but no RSUs will be distributed until actual termination or the fifth anniversary of the award date, if earlier. Dividend equivalents are paid on RSUs at the same rate and at the same time as the dividends paid to Company stockholders.

Outstanding Equity Awards at 2011 Fiscal Year-End

The following table provides information related to any equity-based awards outstanding as of December 31, 2011 for the Named Executive Officers:

Option Awards(1)					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Option Exercise Price ($) (d)	Option Expiration Date (e)	Number of Shares or Units of Stock that Have Not Vested (#)(2) (f)	Market Value of Shares or Units of Stock that Have Not Vested ($)(3) (g)
Judy R. McReynolds	6,000 7,500	– –	$ 24.5900 29.1000	1/22/2013 1/28/2014	4,600(4) 4,600(5) 8,000(6) 14,600(7) 14,600(8)	$ 88,642 88,642 154,160 281,342 281,342
Wesley B. Kemp	7,500 7,500	– – –	24.5900 29.1000	1/22/2013 12/31/2013	– – – – –	– – – – –
J. Lavon Morton	3,000 7,500	– – –	24.5900 29.1000	1/22/2013 1/28/2014	267(4) 1,093(5) 3,313(6) 5,733(7) 8,000(8)	5,145 21,062 63,842 110,475 154,160
Roy M. Slagle	7,500 7,500	– – – –	24.5900 29.1000	1/22/2013 1/28/2014	307(4) 1,227(5) 3,733(6) 5,733(7) 8,000(8)	5,916 23,644 71,935 110,475 154,160
Michael E. Newcity					650(4) 650(5) 1,100(6) 7,500(7) 7,500(8)	12,526 12,526 21,197 144,525 144,525

(1)                  All stock options previously granted are fully vested and (i) have an exercise price not less than the closing price of the Company’s Common Stock on the grant date, (ii) became exercisable with respect to 20% of total option shares each year, generally starting on the first anniversary of the grant date, and (iii) are granted for a term of 10 years. Following a participant’s termination as a result of death, disability, normal retirement (age 65) or early retirement (age 55 with 10 years of service), a participant will have until the earlier of two years from the date of termination or the ten-year anniversary of the grant date to exercise stock options.

(2)                  Vesting of RSUs generally occurs on the fifth anniversary of the award date, and settlement of RSUs generally occurs at that time or, if earlier, upon the award holder’s qualifying termination of employment. Upon a participant’s normal retirement (age 65) or termination due to death or disability, RSUs generally will become vested in full. If termination of the participant occurs within 24 months of a change in control of the Company for good reason or without cause (as defined in the award agreements governing such awards), the participant’s RSUs become fully vested and will be distributed as soon as administratively possible, except for RSUs where payment must be delayed for six months for key employees as required by Section 409A of the IRC. Upon early retirement (age 55 with ten years of service), the participant is entitled to the vesting of a pro rata number of RSUs based on the number of whole months elapsed since the award date, if there has elapsed a minimum of twelve months since the award date. Employees, including Named Executive Officers, who have attained the early retirement age and service requirements but have not terminated employment, continue to vest in 1/60th of their RSU awards each month. Messrs. Morton and Slagle have attained early retirement age in accordance with the terms of the RSU awards. Mr. Kemp did not have any outstanding equity-based awards as of December 31, 2011 because his awards became fully vested upon his attainment of normal retirement age on April 21, 2011.

(3)                  Reflects the value of unvested RSUs as of December 31, 2011 awarded under the 2005 Ownership Incentive Plan. The value is based on the closing market price of the Company’s Common Stock of $19.27 on December 30, 2011 (the last trading day of fiscal 2011).

(4)                  These RSU awards fully vest on April 23, 2012, the fifth anniversary of their grant date. Dividend equivalents are paid at the same rate and at the same time as dividends paid to the Company’s stockholders.

(5)                  These RSU awards fully vest on April 30, 2013, the fifth anniversary of their grant date. Dividend equivalents are paid at the same rate and at the same time as dividends paid to the Company’s stockholders.

(6)                  These RSU awards fully vest on April 29, 2014, the fifth anniversary of their grant date. Dividend equivalents are paid at the same rate and at the same time as dividends paid to the Company’s stockholders.

(7)                  These RSU awards fully vest on July 28, 2015, the fifth anniversary of their grant date. Dividend equivalents are paid at the same rate and at the same time as dividends paid to the Company’s stockholders.

(8)                  These RSU awards fully vest on May 2, 2016, the fifth anniversary of their grant date. Dividend equivalents are paid at the same rate and at the same time as dividends paid to the Company’s stockholders.

2011 Option Exercises and Stock Vested

The following table provides information related to restricted stock and RSUs that became vested during the 2011 fiscal year for the Named Executive Officers. No Named Executive Officer exercised any stock options to purchase shares of the Company’s Common Stock in 2011.

	Stock Awards
Name (a)	Number of Shares Acquired on Vesting (#) (d)(1, 2, 3)	Value Realized on Vesting ($) (e)(4)
Judy R. McReynolds	4,600	$ 117,208
Wesley B. Kemp(5)	31,947	780,719
J. Lavon Morton	5,573	127,367
Roy M. Slagle	6,014	137,488
Michael E. Newcity	650	16,562

(1)          The Company has determined that tax liability is incurred by restricted stock award recipients who are eligible for accelerated vesting upon early retirement (age 55 and 10 years of service); therefore, employees, including Named Executive Officers, who have attained the early retirement age and service requirements but have not terminated employment are subject to income tax monthly on a pro rata portion of their restricted stock award. Restricted shares subject to such an employee’s award are reduced monthly by the number of shares necessary to reimburse the Company for its minimum statutory tax withholding obligations for the value of restricted shares which have become subject to current tax liability for the award recipient. The balance of the taxable vested restricted shares that is not reduced to cover withholding obligations remains as outstanding vested shares that are subject to transfer restrictions for the Named Executive Officer until the earlier of five years from the award date or a qualifying termination event. Messrs. Kemp, Morton and Slagle were subject to this pro rata vesting in 2011. Specifically, the following shares of restricted stock vested pro rata in 2011: (a) of the 31,947 shares that vested in 2011 for Mr. Kemp, 307 shares vested pro rata of which 106 were cancelled to cover withholding obligations and 201 are vested but subject to transfer restrictions; (b) of the 5,573 shares that vested in 2011 for Mr. Morton, 267 vested pro rata of which 92 were cancelled to cover withholding obligations and 175 are vested but subject to transfer restrictions; and (c) of the 6,014 shares that vested in 2011 for Mr. Slagle, 308 vested pro rata of which 106 were cancelled to cover withholding obligations and 202 are vested but subject to transfer restrictions. On April 17, 2011, the transfer restrictions on Messrs. Kemp, Morton and Slagle’s previously vested restricted stock lapsed. As a result, Mr. Kemp was issued 3,024 shares, Mr. Morton was issued 2,622 shares, and Mr. Slagle was issued 3,021 shares with respect to the 2006 restricted stock award free of all restrictions. These shares are not reflected in the table because they vested prior to 2011.

(2)          Upon final vesting of the 2006 restricted stock award on April 17, 2011, (a) of Ms. McReynolds’ 4,600 vested shares, 1,539 were cancelled to cover withholding obligations and 3,061 were issued to Ms. McReynolds; and (b) of Mr. Newcity’s 650 vested shares, 229 were cancelled to cover withholding obligations and 421 were issued to Mr. Newcity. All the shares issued for the 2006 restricted award at final vesting are free of all restrictions. All shares owned by executive officers are subject to company imposed restrictions that limit trading during periods when officers have material nonpublic information as well as the Company’s policy related to minimum stock ownership for executive officers as discussed in the “Compensation Discussion & Analysis” section.

(3)          Of the 31,947 shares that vested in 2011 for Mr. Kemp, 31,640 represented RSUs. Mr. Kemp became fully vested in all of his outstanding RSU awards upon his attainment of normal retirement age on April 21, 2011. Of the 5,573 shares that vested in 2011 for Mr. Morton, 5,306 represented RSUs that vested pro rata during the year because Mr. Morton has attained early retirement age under the terms of those awards. Of the 6,014 shares that vested in 2011 for Mr. Slagle, 5,706 represented RSUs that vested pro rata during the year because Mr. Slagle has attained early retirement age under the terms of those awards. Vested RSUs will be settled at the earlier of five years from the award date or a qualifying termination event. The value of the vested outstanding RSUs is reported in the 2011 “Nonqualified Deferred Compensation Table”.

(4)          Value realized from restricted stock and RSU vesting is equal to the closing market price of the Company’s Common Stock on the date of vesting multiplied by the number of vested shares.

(5)          Upon Mr. Kemp’s 65th birthday on April 21, 2011, Mr. Kemp’s outstanding RSUs vested in full. Upon his retirement on December 31, 2011, Mr. Kemp became entitled to receive shares in settlement of his vested RSUs. Mr. Kemp must wait six months due to Section 409A of the IRC before those shares will be issued to him without restrictions.

2011 Equity Compensation Plan Information

The following table sets forth information as of December 31, 2011 with respect to the Company’s compensation plans under which equity securities of the Company are authorized for issuance:

	(a)	(b)	(c)
			Number of Securities
			Remaining Available for
	Number of Securities to be	Weighted-Average	Future Issuance Under
	Issued Upon Exercise of	Exercise Price of	Equity Compensation Plans,
	Outstanding Options,	Outstanding Options,	Excluding Securities
Plan Category	Warrants and Rights	Warrants and Rights(3)	Reflected in Column (a)

Equity Compensation Plans Approved by Security Holders	1,358,238 (1)	$ 27.8493	947,491
Equity Compensation Plans Not Approved By Security Holders(2)	79,425	25.8690	–
Total	1,437,663	$ 27.2884	947,491

(1)          This amount includes stock option awards outstanding under the 2002 Arkansas Best Corporation Stock Option Plan (the “Prior Plan”) and RSU awards under the 2005 Ownership Incentive Plan. No grants were made from the Prior Plan after April 20, 2005. On April 20, 2005, the Company’s stockholders approved the 2005 Ownership Incentive Plan which provides for the award of incentive stock options, nonqualified stock options, stock appreciation rights (“SARs”), restricted stock, RSUs and performance award units. The 2005 Ownership Incentive Plan does not permit reload options. The aggregate number of shares that may be issued pursuant to awards under the 2005 Ownership Incentive Plan, as of December 31, 2011, is 2,200,000 shares plus any shares subject to outstanding awards under the Prior Plan and the Arkansas Best Corporation Non-Qualified Stock Option Plan (see note 2 below) that cease for any reason to be subject to such awards (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in vested and nonforfeitable shares) on or after April 20, 2005. No options have been granted under the Company’s 2005 Ownership Incentive Plan. The Board’s Compensation Committee administers each of these plans. The table above does not reflect any previously granted restricted stock under any of the Company’s plans.

(2)          On April 19, 2000, the Company adopted its Non-Qualified Stock Option Plan (“2000 Non-Qualified Plan”), as a broad- based plan with 1,000,000 option shares authorized for awards. No grants were made from the 2000 Non-Qualified Plan after April 20, 2005. No awards were ever made under the 2000 Non-Qualified Plan to members of the Company’s Board of Directors or to its Named Executive Officers at any time during which they were a Named Executive Officer.

(3)          The weighted-average exercise price does not include RSU awards.

2011 Pension Benefits

The following table illustrates the present value of the accumulated benefit as of December 31, 2011 under the Arkansas Best Corporation Pension Plan (the “Pension Plan”), ABC Supplemental Benefit Plan (the “SBP”), and Deferred Salary Agreements (collectively “DSA”) for the Named Executive Officers:

Name (a)	Plan Name (b)	Number of Years Credited Service (#)(c)	Present Value of Accumulated Benefit ($)(d)	Payments During Last Fiscal Year ($)(e)
Judy R. McReynolds(1)	ABC Pension Plan ABC Supplemental Benefit Plan ABC Deferred Salary Agreement	14.6 10.7 10.7	$ 231,528 298,416 82,692	$ – – –
Wesley B. Kemp(2)	ABC Pension Plan ABC Supplemental Benefit Plan ABC Deferred Salary Agreement	42.5 40.5 42.5	1,197,805 1,125,686 1,442,000	– 2,525,640 –
J. Lavon Morton(3)	ABC Pension Plan ABC Supplemental Benefit Plan ABC Deferred Salary Agreement	15.1 13.1 13.1	351,874 1,231,567 183,751	– – –
Roy M. Slagle(3)	ABC Pension Plan ABC Supplemental Benefit Plan ABC Deferred Salary Agreement	35.4 33.4 33.4	924,509 2,614,334 360,407	– – –
Michael E. Newcity	ABC Pension Plan	18.5	157,540	–

(1)          Ms. McReynolds elected to cease participation in the SBP and DSA and the benefits were frozen effective January 31, 2008. Number of Years of Credited Service for the SBP and DSA was frozen based on her service as of the January 31, 2008 freeze date. See the “Components of Compensation – Retirement and Other Benefits” section of the “Compensation Discussion & Analysis” for additional information.

(2)          Credited Service for Mr. Kemp for the Pension Plan and DSA is through his December 31, 2011 retirement date (at age 65), and there will be no further benefit accruals for him after this date. Mr. Kemp’s participation in the SBP was frozen effective December 31, 2009 as reflected in the Number of Years of Credited Service column above. The amounts in column (d) represent the balance of the benefits yet to be paid under the plans. Mr. Kemp may elect a lump sum from the Company’s Pension Plan in the amount of $1,197,805 or he can choose one of the several annuity payment options available under the plan. Mr. Kemp’s Pension Plan benefit includes $24,600 in after-tax employee contributions made prior to 1988. He received a lump sum from the SBP of $2,525,640, as reported in column (e), on December 31, 2011 and will receive his remaining benefit in the amount of $1,125,686 in 2012. Mr. Kemp’s DSA benefit will be paid over 120 months commencing in January 2012. The annual value of Mr. Kemp’s DSA is $144,200 payable in monthly installments for a period of ten years. Benefits accrued under the SBP and DSA after December 31, 2004 will be delayed six months as required by Section 409A of the IRC.

(3)          The SBP and DSA benefits were frozen effective December 31, 2009 for all remaining participants, including Mr. Morton and Mr. Slagle. Number of Years of Credited Service for the SBP and DSA is frozen based on the Named Executive Officer’s service as of the December 31, 2009 freeze date. See the “Components of Compensation – Retirement and Other Benefits” section of the “Compensation Discussion & Analysis” for additional information.

The actuarial present value of the accumulated benefits disclosed above is determined using the same assumptions as used by the Company for financial reporting purposes except the payment date is assumed to be age 60 for the Pension Plan and SBP rather than age 65. Such assumptions are discussed in Note I to the Company’s consolidated financial statements in the Annual Report on Form 10-K for the year ended December 31, 2011. The earliest date a benefit can be paid with no benefit reduction under the Pension Plan and SBP is age 60. The payment date is assumed to be age 65 for the DSA which is the earliest date a benefit can be paid with no benefit reduction.

Pension Plan. The Pension Plan is a tax-qualified defined benefit plan that covers certain nonunion employees, including the Named Executive Officers. Benefits are based upon a participant’s years of service and the highest average monthly earnings for sixty (60) consecutive months referred to as final average pay (“FAP”) and expressed in terms of annual compensation. As of December 31, 2011, the FAP for the Named Executive Officers without regard to IRC limitations was: Ms. McReynolds, $469,286; Mr. Kemp, $505,364; Mr. Morton, $411,513; Mr. Slagle, $493,371 and Mr. Newcity, $174,759. Eligible earnings generally include salary and annual incentive payments and are subject to the IRC annual compensation limitation. For 2011, the annual IRC limitation was $245,000. Pension Plan benefits are also subject to certain other limitations in the IRC. Benefits are paid from the Arkansas Best Pension Trust. Participants may elect a lump sum or annuity payment. Payment from the Pension

Plan is made upon normal retirement, early retirement, termination, death or disability as defined and more fully described in the “Potential Payments Upon Termination or Change in Control” section.

Normal retirement (age 65 or older) benefits under the Pension Plan are calculated as a lump sum equal to:

10% x FAP x years of service + after-tax employee contributions (if any)

After-tax contributions to the Pension Plan were only allowed prior to July 1, 1988.

Early retirement eligible participants (age 55 with 10 years of service) are subject to a benefit reduction of 5% for each year he or she retires prior to age 60.

No new participants were permitted in the Pension Plan after December 2005, but benefit accruals for existing participants continue under the Pension Plan.

Supplemental Benefit Plan. The SBP supplements benefits under the Pension Plan. The SBP was designed to replace benefit reductions (i) from various IRC limits, and (ii) from reductions in the rate of benefit accruals from the Company’s 1985 pension formula. The SBP takes into account all eligible earnings under the Pension Plan without regard to IRC limitations. Participation in the SBP was generally limited to officers of the Company or ABF, including certain Named Executive Officers. Upon termination of employment, benefits are paid in a lump sum as soon as administratively feasible. Certain benefits must be delayed for six months for key employees as required by Section 409A of the IRC. Benefits are paid from the general assets of the Company.

Benefits under the SBP are calculated as an annuity and then converted to a lump sum.

The annuity formula for the ABC Supplemental Benefit Plan is:

1% x $400 x years of service + 2.0% x (FAP–$400) x years of service – Pension Plan benefit

The annuity formula for ABF employees under the ABC Supplemental Benefit Plan is:

.75% x $400 x years of service + 1.75% x (FAP–$400) x years of service – Pension Plan benefit

Early retirement eligible participants (age 55 with 10 years of service) are subject to a benefit reduction of 6% per year for each year prior to age 60.

No new participants were permitted in the SBP after December 2005, and caps have been placed on the maximum benefits payable. Benefit accruals in the SBP were frozen for all remaining participants effective December 31, 2009.

Mr. Morton and Mr. Slagle each met the early retirement criteria under the Pension Plan and SBP as of December 31, 2011. Mr. Kemp was eligible for normal retirement benefits under the Pension Plan and SBP upon his attainment of age 65. Mr. Newcity is not eligible for participation in the SBP.

Deferred Salary Agreements. The Company and ABF have unfunded, noncontributory DSAs with certain of their officers, including certain Named Executive Officers. No DSA has been entered into since December 2005, and neither the Company nor ABF intends to enter into these agreements in the future. Mr. Newcity is not eligible to participate in the DSA program. For the existing DSAs, upon normal retirement (age 65), death or disability as defined in the “Potential Payments Upon Termination or Change in Control” section, the DSA benefit is equal to 35% of the participant’s final monthly base salary paid monthly for 120 months. Upon termination of employment prior to age 65, the monthly benefit is equal to the participant’s years of service (with a maximum of 25 years) times 3% times 35% of the participant’s final monthly base salary. Benefit payments commence in the month following termination, except to the extent a portion of the benefit must be delayed for six months for key employees as required by Section 409A of the IRC. DSA benefits are paid from the general assets of the Company.

The DSAs provide that in the event of a change in control of the Company, as defined in the “Potential Payments Upon Termination or Change in Control” section, followed by the officer’s termination within three years for pre-2005 deferred salary accruals or within two years for post-2004 deferral salary accruals all benefits become 100% vested. The DSA benefit will be paid as a lump sum within fifteen days, with the 120 monthly installments discounted at 6.22% as provided in the DSA, except where payment must be delayed for six months for key employees as required by Section 409A of the IRC. DSA benefits will be reduced to the extent required to avoid being classified as excess parachute payments under Section 280G of the IRC. Other than during a three-year period following a change in control of the Company for benefits accrued and vested prior to 2005 or during a two-year period following a change in control of the Company for benefits accrued and vested after 2004, any unpaid DSA benefit is subject to forfeiture if the participant is discharged for wrongful conduct injurious to the Company, or if, following the date of termination, the participant discloses confidential information relating to the Company to unauthorized persons or becomes employed or renders services to a competitor of the Company.

The Company has a practice of not granting extra years of credited service under any of its benefit plans.

2011 Non-Qualified Deferred Compensation

This table shows the Named Executive Officers’ deferred compensation activity during fiscal year 2011 with respect to outstanding vested RSUs and the VSP. While Named Executive Officers are eligible to participate in the VSP, no Named Executive Officers made deferrals to the VSP in 2011.

Name (a)	Executive Contributions in Last Fiscal Year ($) (b)	Registrant Contributions in Last Fiscal Year ($) (c)	Aggregate Earnings in Last Fiscal Year ($) (d)(1)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last Fiscal Year End ($) (f)(2, 3, 4)
Judy R. McReynolds	$ –	$ –	$ –	$ –	$ –
Wesley B. Kemp	–	–	(334,150)	–	790,070
J. Lavon Morton	–	–	(108,811)	–	381,806
Roy M. Slagle	–	–	(115,730)	–	273,637
Michael E. Newcity	–	–	–	–	–

(1)          The earnings amount represents an estimate of annual earnings with respect to vested but unpaid RSUs and is based on the difference in closing market price of the Company’s Common Stock of $27.42 as of December 31, 2010 and $19.27 as of December 30, 2011 (the last trading day of 2011), multiplied by the number of vested RSUs as of December 31, 2011 described in footnote (4) below. For Mr. Morton, the only Named Executive Officer who participates in the VSP, this amount also includes a loss of $4,540 in the VSP during 2011.

(2)          Includes the value associated with 41,000 vested RSUs for Mr. Kemp, 12,794 vested RSUs for Mr. Morton, and 14,200 vested RSUs for Mr. Slagle. The value is based on the closing market price of the Company’s Common Stock of $19.27 on December 30, 2011 (the last trading day of 2011). RSUs that vested during 2011 are reported in the 2011 “Option Exercises and Stock Vested” Table.

(3)          For Mr. Morton, this amount also includes his balance in the VSP in the amount of $135,275. Mr. Morton is the only Named Executive Officer with a balance in the VSP.

(4)          Amounts previously reported in the “Summary Compensation Table with respect to RSUs in prior years (2007-2010) are set forth in the table below. To the extent those previously-awarded RSUs have become vested but remain unpaid, the value associated with those RSUs as of December 31, 2011 (calculated as described in footnote (2) above) is reported in the “Aggregate Balance at Last Fiscal Year End” column above. The grant date fair value of RSUs awarded in 2011 is reported in the “Stock Awards” column of the 2011 Summary Compensation Table.

	Kemp	Morton	Slagle
2007 RSU Expense in 2007	$31,752	N/A	$25,402
2007 RSU Expense in 2008	46,256	N/A	37,005
2007 RSU Expense in 2009	44,827	N/A	35,862
2008 RSU Grant Date Fair Value	181,608	N/A	181,608
2009 RSU Grant Date Fair Value	239,030	N/A	180,400
2010 RSU Grant Date Fair Value	239,136	180,480	180,480
Total	$782,609	180,480	$640,757

VSP. Eligible participants in the VSP include certain officers of the Company and its subsidiaries, including the Named Executive Officers. The VSP is a nonqualified plan created to offset the IRC limitations on contributions by highly compensated employees to the Company’s 401(k) plan. The VSP allows participants to annually defer from 1% to 75% of each of their base salary and incentive compensation that is paid in cash. The Company match was suspended effective January 1, 2010. Prior to 2010, the Company made matching contributions to the VSP equal to 15% of the participant’s VSP contributions made, up to an annual maximum match of $15,000. The Company match generally vests five years from the year in which the deferral occurs. Accelerated vesting of the Company match occurs upon termination, death, disability, attaining age 60 or a change in control of the Company. See the “Potential Payments Upon Termination or Change in Control” section for additional information.

Participants can select investments from a select group of mutual funds that are generally the same options available under the Company’s 401(k) plan. Although no assets may actually be invested, the participant’s benefit value is based on the gains/losses of the investments they choose. No above-market or preferential earnings are paid under the VSP. Participants may change their investment options at any time by submitting a change form to the plan administrator. The table below shows the funds available in the VSP and the annual return of each for the calendar year ended December 31, 2011:

Fund	2011 Return

Fidelity Retirement Money Market Fund	0.01%
Vanguard Total Bond Index Institutional Shares	7.72%
PIMCO Total Return Fund – Administrative Class	3.91%
Vanguard Inflation-Protected Securities – Investor Class	13.29%
Templeton Global Bond A	(2.37)%
CRM Small Cap Value Fund – Institutional Class	(13.28)%
CRM Mid Cap Value Fund – Institutional Class	(6.94)%
Dodge & Cox Stock Fund	(4.08)%
Fidelity Low-Priced Stock Fund	(0.06)%
Fidelity Spartan Extended Market Index Fund – Investor Class	(3.82)%
Fidelity Fund	(2.36)%
Spartan 500 Index Fund – Investor Class	2.03%
Franklin Flex Cap Growth Fund – Class A	(4.02)%
Harbor International Fund – Investor Class	(11.44)%
Spartan International Index Fund	(12.15)%
Vanguard Target Retirement Income Fund	5.25%
Vanguard Target Retirement 2005 Fund	5.14%
Vanguard Target Retirement 2010 Fund	3.37%
Vanguard Target Retirement 2015 Fund	1.71%
Vanguard Target Retirement 2020 Fund	0.60%
Vanguard Target Retirement 2025 Fund	(0.37)%
Vanguard Target Retirement 2030 Fund	(1.27)%
Vanguard Target Retirement 2035 Fund	(2.24)%
Vanguard Target Retirement 2040 Fund	(2.55)%
Vanguard Target Retirement 2045 Fund	(2.51)%
Vanguard Target Retirement 2050 Fund	(2.54)%

As required by Section 409A of the IRC, elections to defer salary must be made prior to the end of the year preceding the year the salary was earned. Elections to defer incentive payments under the VSP must be made no later than six months prior to the end of the designated performance period.

Withdrawal elections must be made in conjunction with the deferral election. A participant’s withdrawal election must specify a payment date, which may be (i) a specified date at least one year following the election date described in the preceding paragraph, (ii) the participant’s separation date, or (iii) a specified anniversary of the participant’s separation. A participant may elect to receive a distribution in a lump sum or in installments. In some circumstances, a participant will be required to receive a lump sum payment. Post-2004 deferrals payable upon a participant’s separation from service will be delayed six months if the participant constitutes a specified employee under Section 409A of the IRC. Changes to withdrawal elections for post-2004 deferrals must be made at least 12 months prior to the initial elected payment date and must defer the new initial payment date at least five years. Changes to withdrawal elections for pre-2005 deferrals must be filed at least 12 months prior to the initial elected payment date, and the newly elected payment date must be at least 12 months from the date the change election was filed. For pre-2005 deferrals, participants are eligible for an in-service withdrawal of their vested balance. If such a withdrawal is requested, an amount equal to 10% of the withdrawn amount is forfeited and participation in the plan is suspended until the first enrollment period following the one-year anniversary of the withdrawal. There are no in-service withdrawals allowed for post-2004 deferrals, except that hardship withdrawals are available to participants in order to satisfy a severe financial hardship plus the amounts anticipated to pay taxes on the withdrawal amount. The term “severe financial hardship” generally means an unforeseeable event resulting from a sudden and unexpected illness or accident experienced by the participant or his or her dependents, and/or the loss of property due to casualty or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the participant’s control. If a participant takes a hardship withdrawal, the participant’s participation in the plan will be suspended until the first enrollment period following the one-year anniversary of the withdrawal.

Pre-2005 deferrals are defined as employee contributions and Company match that were deferred prior to and vested as of December 31, 2004.

Post-2004 deferrals are defined as employee contributions and Company match that were deferred after December 31, 2004 or Company match that was not vested as of December 31, 2004.

In the event of a change in control of the Company, as defined in the VSP, all contributions, Company match and earnings on each will be distributed as a lump sum as soon as administratively possible, except where payment must be delayed for six months for key employees as required by Section 409A of the IRC.

RSUs. The vesting and settlement terms applicable to RSUs are described previously in the “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table – Stock Awards under the 2005 Ownership Incentive Plan” section and in footnote (2) to the “Outstanding Equity Awards at 2011 Fiscal Year-End” table. As described therein, participants who reach early retirement eligibility (age 55 with 10 years of service) vest in a pro rata number of RSUs based on the number of whole months since the award grant date, if a minimum of twelve months have elapsed since the award grant date. The remaining shares subject to the RSUs will continue to vest with respect to 1/60 of the total number of shares subject to the award each month through the participant’s actual early retirement date. Settlement of such vested RSUs will occur on the earlier of the fifth anniversary of the award date or the date a participant experiences a qualifying termination from employment with the Company, except where payment must be delayed for six months for key employees as required by Section 409A of the IRC.

Potential Payments Upon Termination or Change in Control

The Company does not have any employment contracts with the Chief Executive Officer or with any of the other Named Executive Officers. As of December 31, 2011, the Company did not have any severance or change in control arrangements with the Named Executive Officers other than the applicable termination and change in control provisions contained within the various arrangements discussed elsewhere in this proxy statement. However, in January 2012, the Committee approved a Change in Control Plan for certain senior officers of the Company including the Named Executive Officers. As previously discussed above under “Compensation Discussion & Analysis – Employment Agreements and Change in Control Provisions,” the benefits under the Change in Control Plan are intended to provide the participants with a reasonable severance package that is based on the value the officers have created and that is realized by the Company’s stockholders in the event of a change in control.

The termination and change in control provisions existing as of December 31, 2011 are described and quantified below. In addition, the payments and benefits associated with the Change in Control Plan are also described and quantified below in order to provide our stockholders with the most relevant and up-to-date disclosures. All payments are assumed to be made in accordance with the six-month delay for key employees as required by Section 409A of the IRC where applicable.

Payments Made Upon Termination. Regardless of the manner in which a Named Executive Officer’s employment with the Company terminates, the officer is entitled to receive compensation and other benefits earned during the term of his or her employment, including the following:

•                  Accrued vacation (see the table on page 53 for values);

•                  Monthly DSA benefit earned as of the termination date (see the “2011 Pension Benefits” section for lump sum value as of December 31, 2011);

•                  Company match account under VSP becomes 100% vested (see the “2011 Non-Qualified Deferred Compensation” section for values);

•                  Executive medical coverage, if the officer is already eligible for early retirement (age 55 with ten years of service) at the time of termination, with the officer responsible for paying a monthly premium amount equal to the current COBRA rate until age 60. All retirees are responsible for paying a reduced monthly premium after age 60 (see the table on page 53 for values);

•                  Pension Plan benefits earned as of the termination date (see the “2011 Pension Benefits” section for values); and

•                  SBP earned as of the SBP freeze date (see the “2011 Pension Benefits” section for values).

Payments Made Upon Early Retirement. In the event of a Named Executive Officer’s termination due to his or her early retirement, the officer will be entitled to the following, in addition to the items identified in the above “Payments Made Upon Termination” section. Early retirement is generally defined as termination of employment after reaching at least age 55 with ten years of service.

•                  Vesting of a pro rata number of RSUs based on the number of whole months elapsed since the award date if there has elapsed a minimum of twelve months since the award date (see the table on page 53 for values);

•                  Executive medical coverage, with the officer responsible for paying a monthly premium amount equal to the then current COBRA rate until age 60. All retirees are responsible for paying a reduced monthly premium after age 60 (see the table on page 53 for values); and

•                  A pro rata benefit under the cash long-term incentive compensation plan, if participating, and under the annual incentive plan based on the number of months of participation in the applicable measurement period if he or she has completed a minimum of (a) 12 months in the measurement period under the cash long-term incentive compensation plan or (b) 90 days in the measurement period under the annual incentive plan. Ms. McReynolds and Messrs. Morton, Slagle and Newcity are the Named Executive Officers that participate in the cash long-term incentive compensation plan as of December 31, 2011 (see the “Summary Compensation Table” for 2011 annual incentive plan payments and cash long-term incentive compensation plan accruals, if any).

Payments Made Upon Normal Retirement, Death or Disability. In the event of a Named Executive Officer’s termination due to his or her normal retirement, death or disability, the officer will be entitled to the following, in addition to the items identified in the above “Payments Made Upon Termination” section. Under the Company’s plans, normal retirement is generally defined as termination of employment on or after attaining age 65 and disability is generally determined to have occurred if the participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to last for a continuous period of not less than 12 months.

•                  Immediate vesting of all unvested RSUs (see the table on page 53 for values of RSUs related to accelerated vesting);

•                  Executive medical coverage (see table on page 53 for values);

•                  100% vesting in the DSA benefit which is paid monthly over 120 months. During 2011, Mr. Kemp was the only Named Executive Officer actively participating in the DSA. His DSA benefit became 100% vested on his attainment of age 65 (see the Pension Benefits table on page 45 to see the DSA payment for Mr. Kemp and see table on page 53 for the value, if any, related to other Named Executive Officers); and

•                  A pro rata benefit under the cash long-term incentive compensation plan, if participating, and under the annual incentive plan based on the number of months of participation in the applicable measurement period, if he or she has completed a minimum of (a) 12 months in the measurement period under the compensation cash long-term incentive compensation plan or (b) 90 days in the measurement period under the Annual Incentive Plan (see the “Summary Compensation Table” for annual incentive plan payments and cash long-term incentive compensation plan accruals, if any).

Payments Made Upon a Change in Control. In the event of a change in control of the Company, the Named Executive Officer will be entitled to the following:

•                  Company match account under VSP becomes 100% vested and the VSP account balance is paid as a lump sum (see the “2011 Non-Qualified Deferred Compensation” section for values); and

•                  A pro rata benefit under the Annual Incentive Plan based on the number of months of participation in the applicable measurement period equal to the greater of 100% of the officer’s target incentive opportunity or the actual award earned during the measurement period (see the “Summary Compensation Table” for Annual Incentive Plan payments); and

•                  For the 2010-2012 and 2011-2013 cash long-term incentive compensation plan, a pro rata benefit, based on the number of months of participation in the applicable measurement period equal to the greater of 100% of officer’s target incentive opportunity or the actual award earned during the measurement period. Under the terms of their agreement to switch from the SBP and DSA to the cash long-term incentive compensation plan, upon a change in control, Ms. McReynolds and Messrs. Morton, Slagle and Newcity will receive a change in control benefit under the cash long-term incentive compensation plan equal to the cash long-term incentive compensation plan change in control benefit in excess of the DSA change in control benefit, if any (see the table on page 53 for cash long-term incentive compensation plan values, if any).

“Change in Control” under the Company’s plans is generally defined as the earliest date on which any of the following events shall occur: (i) the approval by shareholders of the Company of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation that would result in voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the company or such surviving entity outstanding immediately after such merger or consolidation; (ii) the approval by shareholders of the Company of a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets; (iii) any “person” (as defined in Section 13(d) and 14(d) of the Securities Exchange Act of 1934 as amended) becoming the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing thirty percent (30%) (or, for awards granted prior to 2005, thirty-five percent (35%)) or more of the total voting power represented by the Company’s then outstanding voting securities; or (iv) the replacement of a majority of the Board of Directors during a 12-month period by directors whose appointment or election is not endorsed by a majority of the directors before the date of the appointment or election. Notwithstanding any other provision of the plans to the contrary, with respect to post-2004 deferrals or earnings under any deferred compensation plan, distributions shall only be made upon the occurrence of Change in Control that qualifies as either a “change in the ownership” of the Company, a “change in effective control” of the Company or a “change in the ownership of a substantial portion of the assets” of the Company, in each case, as defined under Section 409A of the IRC.

Payments Made Upon Termination After a Change in Control. In the event of a Named Executive Officer’s termination following a change in control of the Company, the Named Executive Officer will be entitled to the following, in addition to the items identified in the above “Payments Made Upon Termination” section:

•                  If termination of the Named Executive Officer occurs within 24 months of the change in control for “Good Reason” or without “Cause” as defined in the RSU agreements, RSUs become fully vested as of the termination date (see the table on page 53 for RSU values related to accelerated vesting);

•                  If termination of the Named Executive Officer occurs within 36 months of the change in control for benefits accrued and vested prior to 2005 and within 24 months of the change in control for benefits accrued and vested after 2004, the officer becomes 100% vested in the DSA benefit and the benefit is distributed as a lump sum (see the “2011 Pension Benefits” section for values); and

•                  For the 2009-2011 cash long-term incentive compensation plan, if termination of the Named Executive Officer occurs within 24 months of the change in control for “Good Reason” or without “Cause” as defined in the plan, the participating officer is entitled to a pro rata benefit, based on the number of months of participation in the applicable measurement period equal to the greater of 100% of the officer’s target incentive opportunity or the actual award earned during the measurement period. Under the terms of her agreement to switch from the SBP and DSA to the cash long-term incentive compensation plan, upon a change in control, Ms. McReynolds will receive a change in control benefit under the cash long-term incentive compensation plan equal to the cash long-term incentive compensation plan change in control benefit in excess of the DSA change in control benefit, if any (see the table on page 53 for cash long-term incentive compensation plan values, if any).

“Good Reason” under the Company’s arrangements is defined as (i) any material and adverse reduction in the Named Executive Officer’s title, duties or responsibilities; (ii) a reduction in the Named Executive Officer’s base salary or employee benefits (including reducing the Named Executive Officer’s level of participation or bonus award opportunity in the Company’s incentive compensation plans); or (iii) a relocation of the Named Executive Officer’s principal place of employment by more than 50 miles without the prior consent of the Named Executive Officer.

“Cause” under the Company’s arrangements is defined as a (i) Named Executive Officer’s gross misconduct or fraud in the performance of a Named Executive Officer’s duties to the Company or any subsidiary; (ii) Named Executive Officer’s conviction or guilty plea or plea of no contest with respect to any felony or act of moral turpitude; (iii) Named Executive Officer engaging in any material act of theft or material misappropriation of Company property; or (iv) Named Executive Officer’s breach of the Company’s Code of Conduct as such code may be revised from time to time.

Generally, these change in control provisions provide that no accelerated benefit will be paid if it would constitute an excess parachute payment under IRC Section 280G. As of December 31, 2011, there are no Named Executive Officers who receive payments that would constitute excess parachute payments under IRC Section 280G upon a change in control of the Company.

Restrictive Covenants. Under the DSA, no unpaid benefit will be paid if the Named Executive Officer is discharged for wrongful conduct injurious to the Company, if the Named Executive Officer discloses confidential information relating to the Company or if the Named Executive Officer becomes employed or renders service to any competitor of the Company. Under the cash long-term incentive compensation plan and RSU award agreements, if the Compensation Committee determines that the recipient has committed an “Act of Misconduct,” as defined in the 2005 Ownership Incentive Plan, the Committee may suspend the recipient’s rights to vest in any RSU or cash long-term incentive compensation plan awards outstanding and may provide that the recipient will forfeit any vested but not yet paid awards. The Executive Medical Policy provides that coverage will be forfeited if the Named Executive Officer becomes an employee or consultant of, or has an ownership interest in any competitor of the Company.

The Company also has a policy for the “clawback” of any bonus or incentive compensation awarded to any officer, including a Named Executive Officer, whose misconduct contributed to the Company being required to restate its financial statements. Under the terms of the policy, the Board will require reimbursement of any bonus or incentive compensation awarded or effect the cancellation of unvested RSU awards previously granted to the Named Executive Officer under certain scenarios which are described in the “Compensation Discussion & Analysis” section of this proxy statement.

An “Act of Misconduct” has been committed under the Company’s arrangements if the Committee, the Chief Executive Officer, or any other person designated by the Committee determines a Named Executive Officer has committed an act of embezzlement, fraud, dishonesty, nonpayment of any obligation owed to the Company or any subsidiary, breach of fiduciary duty, violation of Company ethics policy or Code of Conduct, deliberate disregard of Company or subsidiary policies, or if a participant makes an unauthorized disclosure of any Company or subsidiary trade secret or confidential information, solicits any employee or service provider to leave the employ or cease providing services to the Company or any subsidiary, breaches any intellectual property or assignment of inventions covenant, engages in any conduct constituting unfair competition, breaches any non-competition agreement, induces any Company or subsidiary customer to breach a contract with the Company or any subsidiary or to cease doing business with the Company or any subsidiary, or induces any principal for whom the Company or any subsidiary acts as agent to terminate such agency relationship.

The following table reflects compensation potentially payable to each Named Executive Officer under various employment termination and other scenarios based on the arrangements existing as of December 31, 2011. The amounts shown below assume that a change in control occurred and/or each Named Executive Officer terminated employment with the Company effective December 31, 2011, and estimate the value that could be realized by each Named Executive Officer as a result of each specified triggering event. Because Mr. Kemp retired from the Company on December 31, 2011, only the amounts actually received by him in connection with his retirement are provided below.

See the “2011 Pension Benefits” section of this proxy for benefits payable under the Pension Plan and SBP. Benefits payable under the VSP and with respect to vested RSUs are quantified in the “2011 Non-Qualified Deferred Compensation” table. Annual incentive compensation award payments are set forth in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table”.

Name	Benefit	General Termination	Early Retirement	Normal Retirement	Death	Disability	Change in Control	Termination Without Cause or Resignation for Good Reason After Change in Control
Judy R. McReynolds	RSUs(1) Executive Medical(2) Accrued Vacation(3) DSA(4) C-LTIP(5) Annual Incentive Plan(6) Total(7)	$ – – 30,288 – – – 30,288	$ 309,669 442,930 30,288 – – – 782,887	$ 894,128 217,523 30,288 – – – 1,141,939	$ 894,128 387,510 30,288 – – – 1,311,926	$ 894,128 746,148 30,288 – – – 1,670,564	$ – – – – 274,091 141,907 415,998	$ 894,128 – 30,288 442,576 – – 1,366,992
Wesley B. Kemp(9)	RSUs(1) Executive Medical(2) Accrued Vacation(3) DSA(4) Annual Incentive Plan(5) Total(6)	– – – – – –	– – – – – –	– 240,866 39,615 – – 280,481	– – – – – –	– – – – – –	– – – – – –	– – – – – –
J. Lavon Morton(8)	RSUs(1) Executive Medical(2) Accrued Vacation(3) DSA(4) C-LTIP(5) Annual Incentive Plan(6) Total(7)	– 478,410 21,923 – – – 500,333	– 478,410 21,923 – – – 500,333	354,684 273,393 21,923 – – – 650,000	354,684 417,015 21,923 – – – 793,622	354,684 590,237 21,923 – – – 966,844	– – – – – 38,518 38,518	354,684 – 21,923 355,189 – – 731,796
Roy M. Slagle(8)	RSUs(1) Executive Medical(2) Accrued Vacation(3) DSA(4) C-LTIP(5) Annual Incentive Plan(6) Total(7)	– 498,969 27,404 – – – 526,373	– 498,969 27,404 – – – 526,373	366,130 273,393 27,404 – – – 666,927	366,130 398,520 27,404 – – – 792,054	366,130 616,697 27,404 – – – 1,010,231	– – – – 22,691 38,518 61,209	366,130 – 27,404 174,476 – – 568,010
Michael E. Newcity	RSUs(1) Executive Medical(2) Accrued Vacation(3) C-LTIP(5) Annual Incentive Plan(6) Total(7)	– – 19,846 – – 19,846	73,149 493,990 19,846 – – 586,985	335,298 273,393 19,846 – – 628,537	335,298 473,423 19,846 – – 828,567	335,298 959,814 19,846 – – 1,314,958	– – – 134,236 27,895 162,131	335,298 – 19,846 – – 355,144

(1)                  The RSU value is calculated using a per share price of $19.27, which is the closing market price of the Company’s Common Stock on December 30, 2011 (the last trading date of 2011) multiplied by the number of the Named Executive Officer’s RSUs vesting as a result of the applicable triggering event. Benefits payable with respect to previously vested RSUs are quantified in the “2011 Non-Qualified Deferred Compensation” table.

(2)                  The executive medical value is based on the accumulated benefit obligation for the Named Executive Officer as of December 31, 2011 using the same assumptions as used by the Company for financial reporting purposes except the Named Executive Officer’s actual age at December 31, 2011 for the applicable triggering events.

(3)                  The accrued vacation value is based on the Named Executive Officer’s actual earned weeks of vacation and base salary rate as of December 31, 2011.

(4)                  The DSA value is equal to the accelerated benefit value as a result of the applicable triggering event. This value is based on the difference in the present value of the 120 monthly payments assuming the applicable triggering event occurred on December 31, 2011 less the actual DSA benefit accrued as of December 31, 2011. An interest rate of 6% was used to value the stream of payments upon normal retirement, death or disability. An interest rate of 6.22% was used to value the stream of payments upon a change in control as provided under the terms of the DSA.

(5)                  The cash long-term incentive compensation plan value is the prorated benefit accrued under the cash long-term incentive compensation plan assuming the applicable triggering event. See the “Payments Made Upon Change in Control” and “Payments Made Upon Termination After a Change in Control” sections above for additional information. For cash long-term incentive compensation plan participants with a frozen DSA, the cash long-term incentive compensation plan change in control value is equal to the cash long-term incentive compensation plan change in control value in excess of the DSA change in control value, if any.

(6)                  The Annual Incentive Plan change in control value is equal to the difference in the annual incentive amount earned by each Named Executive Officer as of December 31, 2011, if any, and an amount equal to 100% of the officer’s target award incentive opportunity.

(7)                Totals represent aggregate amounts reflected in the table payable upon each termination or change in control event as indicated above. These totals do not include benefits payable under the Pension Plan, DSA (upon death, disability or normal retirement) or SBP (which are reported above in the “2011 Pension Benefits” section) or under the VSP or with respect to previously vested RSU awards (which amounts are reported in the “2011 Non-Qualified Deferred Compensation” table).

(8)                Messrs. Morton and Slagle already qualify for early retirement provisions (age 55 with 10 years of service) as of December 31, 2011; therefore, the amounts provided for voluntary termination are the same as for early retirement.

(9)                Mr. Kemp retired on December 31, 2011; therefore, only the values resulting from his normal retirement are provided.

Change in Control Plan.  On January 24, 2012, the Committee approved and adopted the Arkansas Best Corporation 2012 Change in Control Plan (“Change in Control Plan”) in which the Named Executive Officers will participate. The Change in Control Plan provides that if an eligible executive experiences an involuntary termination within 24 months following a change in control, the executive will receive the following payments and benefits from the Company: (i) a lump sum cash payment equal to (A) with respect to Ms. McReynolds, two times her base salary in effect on the date of termination plus two times her average annual cash incentive earned during the three years prior to the year in which the date of termination occurs, or (B) for the remaining Named Executive Officers, one times the executive’s base salary in effect on the date of termination plus one times his average annual cash incentive earned during the three years prior to the year in which the date of termination occurs; (ii) payment of any earned but unpaid awards under the Company’s annual incentive plan or successor plan which, if applicable, will be prorated to reflect partial completion of the measurement period; (iii) payment of any earned but unpaid awards under the Company’s cash long-term incentive compensation plan or successor plan which, if applicable, will be prorated to reflect partial completion of the measurement period; (iv) full vesting of all RSU awards granted to the executive under the Company’s Ownership Incentive Plan or any successor plan; (v) a lump sum payment equal to the product of (A) the monthly premium necessary to continue the medical and dental coverage in effect for the executive and his or her spouse and dependents, if applicable, immediately prior to the date of termination, and (B) 24.  For purposes of the Change in Control Plan, “involuntary termination” means a termination of the Named Executive Officer’s employment by the Company without “Cause” or by the Named Executive Officer for “Good Reason.” The terms “change in control,” “Cause” and “Good Reason” generally have the same meanings as those used for the Company’s other arrangements as described above.

In addition, the Change in Control Plan provides that, unless such awards are assumed by the successor and/or replaced by the successor with substitute awards of approximate value, in the event any equity awards are outstanding immediately prior to a change in control, such awards will become fully vested, settled and paid upon the occurrence of a change in control (with any performance-based awards being vested, settled and paid at the actual performance level).

If amounts payable to a Named Executive Officer under the Change in Control Plan (or pursuant to any other arrangement or agreement with the Company) exceed the amount allowed under section 280G of the IRC and would be subject to the excise tax imposed by section 4999 of the IRC, then, prior to the making of any payments to a Named Executive Officer, the Change in Control Plan provides that a best-net calculation will be made comparing (i) the before income tax net benefit to the Named Executive Officer of the payments after payment of the excise tax, to (ii) the before income tax net benefit to the Named Executive Officer if the payments are reduced to the extent necessary to avoid being subject to the excise tax. If the amount calculated under (i) is less than the amount calculated under (ii) in the preceding sentence, then the payments will be reduced to the extent necessary to avoid being subject to the excise tax.

In addition to the benefits set forth in the table above, beginning in fiscal 2012, the Named Executive Officers will be eligible to receive payments under the Change in Control Plan if the officers experience an involuntary termination of employment within 24 months following a change in control.  The table below discloses the amount of additional potential compensation that may become payable to the Named Executive Officers (other than Mr. Kemp, who retired from the Company on December 31, 2011) under the Change in Control Plan, as if this arrangement had been in place as December 31, 2011.  The actual amounts that may become payable are dependent on various factors, which may or may not exist at the time a Named Executive Officer is actually terminated and/or a change in control actually occurs.

	Salary and Cash Incentive Payment	Health Premium Payment	Total
Judy R. McReynolds	$1,400,594	$35,952	$1,436,546
J. Lavon Morton	344,440	$35,952	$ 380,392
Roy M. Slagle	344,564	$26,640	$ 371,204
Michael E. Newcity	298,968	$35,952	$ 334,920

Certain Transactions and Relationships

SEC Regulation S-K Item 404 requires that the Company disclose certain “related person transactions” with the Company’s Directors and executive officers, among others. For additional information regarding related person transactions, see the Audit Committee section under “Governance of the Company.”

Steven L. Spinner, who joined the Company’s Board in July 2011, is the President and Chief Executive Officer and a director of United Natural Foods, Inc. (“UNFI”). In 2011, UNFI made ordinary course of business payments to ABF Freight System, Inc., the primary subsidiary of the Company, in the amount of $1.59 million for freight services.

The Company has entered into the following agreements in prior years:

Indemnification Agreements. The Company has entered into indemnification agreements with the members of its Board of Directors. Under these agreements, the Company is obligated to indemnify its directors to the fullest extent permitted under the Delaware General Corporation Law for expenses, including attorneys’ fees, judgments and settlement amounts incurred by them in any action or proceeding arising out of their services as a director. The Company believes that these agreements are helpful in attracting and retaining qualified directors. The Company’s Restated Certificate of Incorporation, as amended, and Third Amended and Restated Bylaws also provide for indemnification of the Company’s officers and Directors to the fullest extent permitted by the Delaware General Corporation Law.

Stockholders’ Agreement. Pursuant to the terms of the Stockholders’ Agreement entered into in 1988 between the Company and Robert A. Young III, the Company has agreed that it will offer Mr. Young the right to include shares of the Company’s Common Stock he owns in certain registration statements filed by the Company (the “Piggy-back Rights”). Mr. Young is the Company’s Chairman of the Board and until his retirement in January 2006 was the Company’s Chief Executive Officer.

Under the Stockholders’ Agreement, the Company will indemnify Mr. Young for securities law liabilities in connection with any such offering, other than liabilities resulting from information furnished in writing by Mr. Young. The Company is obligated to pay all expenses incurred in connection with the registration of shares of Company Common Stock in connection with the Piggy-back Rights, excluding underwriters’ discounts and commissions.

Section 16(a) Beneficial Ownership Reporting Compliance

The Company’s executive officers, Directors and persons who own more than 10% of a registered class of the Company’s equity securities are required by Section 16(a) of the Securities Exchange Act of 1934 to file reports of ownership and changes of ownership with the SEC. The SEC’s rules require such person to furnish the Company with copies of all Section 16(a) reports that are filed on their behalf. Based on a review of the reports submitted to the Company, the Company believes that the applicable Section 16(a) reporting requirements were complied with for all transactions which occurred in 2011.

The Company has not received any information from 10% stockholders indicating that they have not complied with filing requirements.

Report of the Audit Committee

The Audit Committee of the Board of Directors is comprised of Messrs. Allardyce, Morris and Spinner. The Nominating/Corporate Governance Committee has determined that each member of the Audit Committee meets applicable SEC and NASDAQ independence standards for Audit Committee members.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements in the Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Audit Committee also reviewed and discussed with management the assessment and report of management on the effectiveness of the Company’s internal control over financial reporting, which was performed by management using the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission. The Audit Committee also reviewed and discussed with the Company’s independent registered public accounting firm (“Accounting Firm”) its attestation report on the Company’s internal control over financial reporting.

The Audit Committee reviewed and discussed with the Company’s Accounting Firm, which is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, the Accounting Firm’s judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under Public Company Accounting Oversight Board Standards. In addition, the Audit Committee has received the written disclosures and the letter from the Company’s Accounting Firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the Accounting Firm’s communications with the Audit Committee concerning independence and has discussed with the Accounting Firm its independence from management and the Company, including the matters in the written disclosures, and considered the compatibility of nonaudit services with the Accounting Firm’s independence.

The Audit Committee discussed with the Company’s internal auditors and the Accounting Firm the overall scope and plans for their respective audits. The Audit Committee meets with the internal auditors and the Accounting Firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 for filing with the SEC. The Audit Committee and the Board have also recommended, subject to stockholder approval, the selection of the Company’s Accounting Firm.

Audit Committee

Fred A. Allardyce, Chair

John H. Morris

Steven L. Spinner

The Audit Committee Charter, adopted by the Board of Directors for the Audit Committee on April 19, 2000 and most recently revised on January 26, 2011, is posted in the Corporate Governance section of the Company Web site, www.arkbest.com.

Proposal II. Ratification of Appointment of

Independent Registered Public Accounting Firm

The Board of Directors recommends a vote “FOR” Proposal II.

The firm of Ernst & Young LLP served as the independent registered public accounting firm for the Company for the fiscal year ended December 31, 2011. The Audit Committee has appointed that firm to continue in that capacity for fiscal year 2012, subject to the Audit Committee’s approval of an engagement agreement and related service fees, and recommends that a resolution be presented to the stockholders at the 2012 Annual Meeting to ratify that appointment.

In the event the stockholders fail to ratify the appointment of Ernst & Young LLP, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders. Representatives of Ernst & Young LLP will attend the 2012 Annual Meeting. They will have the opportunity to make a statement and respond to appropriate questions from stockholders.

Principal Accountant Fees and Services

In connection with the audit of the 2011 financial statements, the Company entered into an engagement agreement with Ernst & Young LLP that sets forth the terms by which Ernst & Young LLP will perform audit services for the Company. That agreement is subject to alternative dispute resolution (ADR) procedures agreed upon by the parties. ADR procedures are used in lieu of litigation with the goal of resolving disputes in a more expeditious and cost effective manner. They do not limit the damage claims that could be asserted by either party.

The following is a summary of the fees billed to the Company by Ernst & Young LLP for professional services rendered for the fiscal years ended December 31, 2011 and December 31, 2010:

Fee Category	2011 Fees	2010 Fees
Audit Fees	$752,500	$730,000
Audit-Related Fees	25,000	–
Tax Fees	14,062	14,123
All Other Fees	1,995	1,995
Total Fees	$793,557	$746,118

Audit Fees. Consists of fees billed for professional services rendered for the integrated audit of the Company’s consolidated financial statements and internal control over financial reporting and quarterly reviews of the interim consolidated financial statements included in quarterly reports and services that are normally provided by Ernst & Young LLP in connection with statutory and regulatory filings or engagements. These services also include accounting consultations related to the impact of changes in rules or standards.

Audit-Related Fees. Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.”

Tax Fees. Consists of fees billed for professional services for tax compliance and tax consulting. These services include assistance regarding federal, state and international tax compliance.

All Other Fees. Consists of fees for online technical accounting research materials.

Audit Committee Pre-Approval of Audit and

Permissible Non-Audit Services of Independent
Registered Public Accounting Firm

The Audit Committee, under the responsibilities and duties outlined in its charter, is to pre-approve all audit and non-audit services provided by the Company’s independent registered public accounting firm (“Accounting Firm”). These services may include audit services, audit-related services, tax services and other services as allowed by law or regulation. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specifically approved amount. The Accounting Firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the Accounting Firm in accordance with this pre-approval and the fees incurred to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

The Audit Committee, or the Audit Committee Chair under authority of the Audit Committee, pre-approved 100% of the Company’s 2010 and 2011 audit fees, audit-related fees, tax fees and all other fees.

Proposal III. Advisory Vote on Executive Compensation

The Board of Directors recommends a vote “FOR” Proposal III.

At the April 21, 2011 Annual Meeting, stockholders voted in favor of the Board’s recommendation to hold a non-binding advisory vote on the compensation of the Company’s Named Executive Officers (the “Say on Pay Vote”) on an annual basis (“Frequency Vote”).

The non-binding Say on Pay Vote is not intended to address any specific item of compensation, but rather the overall compensation of the Named Executive Officers and the philosophy, policies and practices described in this proxy statement. To that end, and in accordance with the Frequency Vote recommendation of the stockholders and the Board’s decision that the Company will hold future Say on Pay Votes on an annual basis until the next Frequency Vote is conducted, the Board of Directors has submitted the following resolution to be voted on by our stockholders at the Annual Meeting:

RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company’s Named Executive Officers as disclosed in the Proxy Statement for Arkansas Best Corporation’s 2012 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion & Analysis, the Summary Compensation Table, and the other related tables and narrative disclosure.

The Board recognizes that executive compensation is an important matter for our stockholders. As described in detail in the “Compensation Discussion & Analysis” (“CD&A”) section of this proxy statement, the Compensation Committee is responsible for establishing, implementing and monitoring adherence with our executive compensation policy. One of the objectives of the Compensation Committee is that the total compensation paid to our executive officers is fair, reasonable and competitive. In particular, the Compensation Committee believes executive officer compensation should provide competitive base salaries and benefits to attract and retain superior employees and provide short- and long-term incentive compensation to incentivize executive officers to attain, and to reward executive officers for attaining, established financial goals that are consistent with increasing stockholder value. We aim to foster a pay-for-performance culture with a substantial portion of total compensation being tied to and varying with our financial, operating and strategic performance. The Compensation Committee has a strong focus on paying for performance, with targeted incentive compensation for our Named Executive Officers participating in the cash long-term incentive compensation plan being from 36% to 53% of their total compensation on an annualized basis. In addition, the Compensation Committee seeks to align executives’ long-term interests with the interests of our stockholders. It is always the intention of the Compensation Committee that our executive officers be compensated competitively and consistently with our strategy, sound corporate governance principles, and stockholder interests and concerns.

As described in the CD&A, we believe our compensation program is effective, appropriate and strongly aligned with the long-term interests of our stockholders and that the total compensation package provided to the Named Executive Officers (including potential payouts upon a termination or change of control) are reasonable and not excessive. As you consider this Proposal III, we encourage you to carefully review the CD&A and “Executive Compensation” sections of this proxy statement for a detailed discussion of our executive compensation program, including the more detailed information about our compensation philosophy and objectives and the past compensation of the Named Executive Officers.

As an advisory vote, Proposal III is not binding on the Board or the Compensation Committee, will not overrule any decisions made by the Board or the Compensation Committee, or require the Board or the Compensation Committee to take any action. Although the vote is non-binding, the Board and the Compensation Committee value the opinions of our stockholders and intend to consider the outcome of the vote when making future compensation decisions for executive officers. In particular, to the extent there is any significant vote against the Named Executive Officers’ compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns, and the Compensation Committee will evaluate whether any actions are appropriate in the future to address those concerns.

The Board of Directors recommends that stockholders vote “FOR” the approval of the compensation of the Named Executive Officers, as disclosed in this proxy statement.

Other Matters

The Board does not know of any matters that will be presented for action at the 2012 Annual Meeting other than those described above and matters incident to the conduct of the meeting. If, however, any other matters not presently known to management should come before the 2012 Annual Meeting, it is intended that the shares represented by the accompanying proxy will be voted on such matters in accordance with the discretion of the holders of such proxy.

Cost of Solicitation

Proxies may be solicited by Directors, officers or employees of the Company or its subsidiaries in person, by telephone, telegram or other means. However, no payment will be made to any of them for their solicitation activities. The costs of solicitation, including the standard charges and expenses of banks, brokerage houses, other institutions, nominees and fiduciaries for preparing, assembling and forwarding proxy materials to and obtaining proxies from beneficial owners of shares held of record by such persons, will be borne by the Company.

Stockholder Communication with the Board

Arkansas Best Corporation stockholders may communicate with the Company’s Board of Directors, or any individual member of the Board, by sending the communication as follows:

Board of Directors (or Individual Member’s Name)

c/o Corporate Secretary

Arkansas Best Corporation

P.O. Box 10048

Fort Smith, AR 72917-0048

Communications addressed to the Board will be sent to the Chairman of the Board of Directors.

All communications to the Board, or an individual member, will be opened and reviewed by the Corporate Secretary prior to forwarding to the Board or individual member of the Board. This review will facilitate a timely review of any matters contained in the communication if, for any reason, the Board member is unavailable to timely review the communication.

Procedure for Submitting Stockholder Proposals for

2013 Annual Meeting

Pursuant to SEC Rule 14a-8, stockholder proposals submitted for next year’s proxy statement must be received by the Company no later than the close of business on November 14, 2012 to be considered. Proposals should be addressed to Corporate Secretary, Arkansas Best Corporation, P.O. Box 10048, Fort Smith, AR 72917-0048. In order to prevent controversy about the date of receipt of a proposal, the Company strongly recommends that any stockholder wishing to present a proposal submit the proposal by certified mail, return receipt requested.

Any stockholder entitled to vote at the 2013 Annual Meeting and intending to introduce at the 2013 Annual Meeting any business (aside from a stockholder proposal under SEC Rule 14a-8) must submit a written notice (“stockholder notice”) to the Company, in accordance with the procedures set forth in the Company’s bylaws. Such stockholder notice must be received by the Corporate Secretary of the Company at the address above not earlier than 120 days and not later than 90 days prior to the first anniversary of the preceding year’s Annual Meeting of stockholders. Such stockholder notices introducing business must set forth as to each matter the stockholder proposes to bring before the Annual Meeting and certain information specified in the bylaws including, among other things: (1) as to the stockholder giving the notice and any beneficial owner, if any, on whose behalf the proposal is made (a) the name and address, including business address and telephone number, of such persons, (b) the class and number of shares of the Company which are owned beneficially and of record by such persons, (c) any option, warrant or other derivative security owned by such persons, (d) any agreement pursuant to which such persons have the right to vote any shares of the Company, (e) any other information relating to such persons required to be disclosed in a proxy statement in connection with the solicitation of proxies for the proposal, and (f) a description of all material agreements and understandings between such persons and any other person in connection with the proposal of such business by the stockholder; (2) a brief description of the business desired to be brought before the meeting, including the exact text of any proposal to be presented for adoption; and (3) the reasons for conducting such business at the meeting. For information regarding the required information in the stockholder notice, contact the Corporate Secretary’s office at info@arkbest.com or by telephone 479-785-6000.

General Matters

Upon written request, the Company will provide stockholders with a copy of its Annual Report on Form 10-K filed with the SEC (including financial statements and schedules thereto) for the fiscal year ended December 31, 2011, without charge. Written requests should be directed to: David Humphrey, Vice President–Investor Relations and Corporate Communications, Arkansas Best Corporation, P.O. Box 10048, Fort Smith, AR 72917-0048.

Certain stockholders sharing an address may have received only one copy of this Proxy Statement and the Annual Report on Form 10-K. The Company will promptly deliver, upon oral or written request, a separate copy of the Proxy Statement and the Annual Report to a stockholder at a shared address to which only a single copy of such documents was delivered. Separate copies may be requested by contacting your broker, bank or other holder of record or by contacting the Company at the following address or telephone number:

Arkansas Best Corporation

Attention: Vice President–Investor Relations

and Corporate Communications

P.O. Box 10048

Fort Smith, AR 72917-0048

Telephone: 479-785-6000

If you want to receive separate copies of the Company’s Annual Report on Form 10-K and Proxy Statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you can make these requests through the following sources:

Stockholders of record should contact the Company’s Corporate Secretary in writing at Arkansas Best Corporation, P.O. Box 10048, Fort Smith, AR 72917-0048 or by telephone at 479-785-6000.

Stockholders who are beneficial owners should contact their bank, broker or other nominee record holder or contact Broadridge in writing at Broadridge, Attention: Householding Department, 51 Mercedes Way, Edgewood, NY 11717 or by telephone at 800-542-1061.

Your vote is important. Whether or not you plan to attend the meeting, we hope you will vote promptly: by Internet, by telephone or by signing, dating and returning the enclosed proxy card.

Fort Smith, Arkansas	MICHAEL R. JOHNS
Date: February 29, 2012	Secretary

COMPANY # TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD. Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. INTERNET – www.eproxy.com/abfs Use the Internet to vote your proxy until 12:00 p.m. (CDT) on April 23, 2012. PHONE – 1-800-560-1965 Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CDT) on April 23, 2012. MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided. If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Voting Instruction Card. Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945 The Board of Directors Recommends a Vote FOR Items I, II and III. I. Election of 01 John W. Alden 05 John H. Morris  Vote FOR Vote WITHHELD Directors: 02 Fred A. Allardyce 06 Craig E. Philip all nominees from all nominees 03 William M. Legg 07 Steven L. Spinner (except as marked) 04 Judy R. McReynolds 08 Robert A. Young III (Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.) II. To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2012. For Against Abstain III. To approve, on an advisory basis, the compensation of the Company’s named executive officers. For Against Abstain THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR PROPOSALS I, II AND III. Address Change? Mark Box Indicate changes below: Date Signature(s) in Box Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

ARKANSAS BEST CORPORATION 3801 Old Greenwood Road Fort Smith, Arkansas 72903 proxy This proxy is solicited by the Board of Directors for use at the Annual Meeting on April 24, 2012. Each of Michael R. Johns and Judy R. McReynolds, with the power of substitution and revocation, is hereby authorized to represent the undersigned, with all powers which the undersigned would possess if personally present, to vote all shares the undersigned is entitled to vote at the Annual Meeting of Stockholders of Arkansas Best Corporation to be held at 3801 Old Greenwood Road, Fort Smith, Arkansas 72903, at 8:00 a.m. CDT on Tuesday, April 24, 2012, and at any adjournments or postponements of that meeting, as set forth below, and in their discretion upon any other business that may properly come before the meeting. You are encouraged to specify your vote by marking the appropriate box ON THE REVERSE SIDE but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendations, which are FOR Proposals I, II and III. The proxies cannot vote your shares unless you sign and return this card. Any Proxy may be revoked in writing at any time prior to the voting thereof. Any Proxy, when properly granted, will be voted in the manner directed and will authorize the proxies to take any action in their discretion upon other matters that may properly come before the meeting. If no direction is made, your Proxy will be voted in accordance with the recommendations of the Board of Directors. See reverse for voting instructions. ARKANSAS BEST CORPORATION ANNUAL MEETING OF STOCKHOLDERS Tuesday, April 24, 2012 8:00 a.m. CDT 3801 Old Greenwood Road Fort Smith, Arkansas 72903